DATED September 2007
Belgravia Entertainment International Limited John Faraday and ProElite, Inc.
AGREEMENT relating to the sale and purchase of Mixed Martial Arts Promotions Limited and Mixed Martial Arts Productions Limited
HARBOTTLE & LEWIS LLP Hanover House 14 Hanover Square London W1S 1HP
Ref: 6/352/309754/6

TABLE OF CONTENTS

1.	Interpretation	1

2.	Agreement for Sale and Purchase of the Shares	1

3.	Waiver	1

4.	Consideration	1

5.	Completion	2

6.	Payment of the IT&S Loan and the AG Loan	3

7.	Indemnities	3

8.	Conduct of Claims	3

9.	BEI Contracts and Third Party Consents	3

10.	Warranties	4

11.	Consideration Shares	5

12.	Set Off	6

13.	Restrictive Covenants	6

14.	CRC Film	7

15.	Announcements	8

16.	Confidential Information	8

17.	Notices	9

18.	Payments	10

19.	Entire Agreement	10

20.	Variation	11

21.	Further Assurances	11

22.	Assignment	11

23.	Joint and several liability	11

24.	Contracts (Rights of Third Parties) Act 1999	11

25.	Invalidity	12

26.	Remedies and Waivers	12

27.	Counterparts	12

28.	Costs and Expenses	12

i

29.	Governing Law, Jurisdiction and Service of Process	12

SCHEDULE 1 The Companies		13

SCHEDULE 2 BEI Contracts		15

SCHEDULE 3 Part 1: The Warranties		16

SCHEDULE 4 Terms and conditions of Consideration Shares		38

SCHEDULE 5 Completion Documents		39

SCHEDULE 6 Reference Accounts		43

SCHEDULE 7 Tax Covenant		44

1.	INTERPRETATION	44

2.	COVENANT TO PAY	47

3.	EXCLUSIONS	48

4.	COSTS AND EXPENSES	48

5.	WITHHOLDINGS/DEDUCTIONS FROM COVENANT PAYMENTS	48

6.	TAX ON COVENANT PAYMENTS	49

7.	NOTIFICATION OF CLAIMS AND CONDUCT OF DISPUTES	49

8.	DUE DATE OF PAYMENT AND INTEREST	49

9.	RECOVERY FROM THIRD PARTIES	50

10.	SECONDARY LIABILITIES	51

11.	MANAGEMENT OF PRE-COMPLETION TAX AFFAIRS	51

12.	CONDUCT OF OTHER TAX AFFAIRS	54

SCHEDULE 8 Definitions and Interpretation		55

ii

THIS AGREEMENT is made by deed on the           day of September 2007

BETWEEN:

(1)
Belgravia Entertainment International Limited a company incorporated in the British Virgin Islands with registered number 586204 and with a registered office at Akara Buildings, 24 De Castro Street, Road Town, Tortola, the British Virgin Islands (the “Seller”);

(2)	John Faraday an individual with an address in the United Kingdom at 459, Anchor House, Riverside West, Smugglers Way, London. SW18 1EX (“JF”); and

(3)	ProElite, Inc a company incorporated under the laws of the state of New Jersey and with a registered office at 12121 Wilshire Blvd. Ste 1001, Los Angeles, California, USA; (the “Purchaser”).

BACKGROUND:

(A)
The Seller is the holder of the entire issued share capital of: (i) Mixed Martial Arts Promotions Limited, a company incorporated in England and Wales with registered number 05098337 and with a registered office at Suite 4, 1st Floor, 4 Morie Street, London SW18 1SL (“MMAP”); and (ii) Mixed Martial Arts Productions Limited a company incorporated in England and Wales with registered number 05097799 and with a registered office at Suite 4, 1st Floor, 4 Morie Street, London SW18 1SL (“MMAD”) (together the “Companies” and each a “Company”)

(B)
The Seller has agreed to sell, and the Purchaser has agreed to purchase the entire issued share capital of each of the Companies together with any Business Assets which may exist on the terms and conditions set out in this Agreement.

IT IS AGREED:

1.	Interpretation

In this Agreement, including the Background and Schedules, words and expressions which are defined shall have the meanings given in Schedule 8.

2.	Agreement for Sale and Purchase of the Shares

2.1
Subject to the terms and conditions of this Agreement, the Seller shall sell with full title guarantee and free from all Encumbrances, and the Purchaser will purchase, the Shares with all rights attaching to them at the date of this Agreement including the right to receive all distributions and dividends declared, paid or made in respect of the Shares.

2.2	The Purchaser shall not be obliged to complete the purchase of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

3.	Waiver

3.1
The Seller waives all rights of pre-emption to which he is or might be entitled to under the respective articles of association of the Companies or otherwise in respect of the sale and purchase of any or all of the Shares pursuant to clause 2.1.

3.2	Each of JF and the Seller hereby waive any and all claims which they may have against either of the Companies or against any officer, employee, agent or adviser of either of the Companies.

4.	Consideration

4.1	The total consideration (the “Consideration”) payable for the sale of the Shares shall be:

(a)	the payment by the Purchaser to the Seller of US$1,219,000 (one million two hundred and nineteen million US dollars) on Completion; (the “Initial Cash Consideration”);

(b)	the issue of 500,000 Consideration Shares to the Seller within 30 Business Days of Completion (the “Share Consideration”);

(c)	the payment by the Purchaser to the Seller of US$1,000,000 (one million US dollars) within 3 Business Days of the first anniversary of the Completion Date (the “Deferred Cash Consideration”);

5.	Completion

5.1
Completion shall take place immediately upon exchange of this Agreement at the offices of the Purchaser’s Solicitors (or such other place as the parties may agree) when all of the matters set out in Clause 5.2 shall be effected.

5.2	On or before Completion:

(a)	each of the parties shall deliver to each other counterparts of this Agreement and the Disclosure Letter duly executed by them;

(b)	MMAD and the Seller shall enter into the IP Assignment;

(c)	the relevant parties shall enter into the Deed of Release;

(d)	the Seller shall deliver to the Purchaser any other documents to the extent necessary for the transfer of any Business Assets;

(e)	the Seller shall deliver to the Purchaser those documents and other items specified in Schedule 5.

(f)	subject to each of the Seller, DOD and AG complying with their obligations under the preceding provisions of this Clause 5.2, the Purchaser shall:

(i)	arrange for the sum of US$1,219,000 (one million two hundred and nineteen thousand US dollars) to be transferred telegraphically to the Seller’s Bank Account in immediately available funds; and

(ii)	procure the repayment by MMAP of the IT&S Loan and the AG Loan.

5.3
No party shall be obliged to complete this Agreement unless the other party has fulfilled all of its obligations under Clause 5.2. The Purchaser may in its absolute discretion waive any requirement contained in Clause 5.2(d) or 5.2(e).

5.4
If Completion does not proceed on the date of this Agreement because the Seller fails to fully discharge any of its obligations under Clause 5.2, the Purchaser may, by serving written notice on the other party:

(a)	proceed to Completion so far as practicable (but without prejudice to any other rights which it or they may have under this Agreement); or

(b)	postpone Completion to a date not less than 5 nor more than 20 Business Days after that date (in which case the provisions of this Clause shall also apply to Completion as so deferred).

5.5
If Completion does not occur on or before the date agreed in Clause 5.4 due to the failure of the Seller to comply with any of their obligations under Clause 5.2 then the Purchaser may by serving written notice on the party in default, terminate this Agreement.

5.6	As soon as reasonably practicable following Completion, the Seller shall procure that each of DOD and AG shall enter into the New Employment Agreements;

6.	Payment of the IT&S Loan and the AG Loan

6.1	At completion, the Purchaser shall procure that MMAP:

(a)	pays to IT&S US$2,600,000 (two million six hundred thousand US dollars) as full repayment of the IT&S Loan; and

(b)	pays to AG $181,000 (one hundred and eighty one thousand US dollars) as full repayment of the AG Loan,

and the Seller confirms that the IT&S Loan and the AG Loan shall be fully discharged upon such payments being made.

7.	Indemnities

7.1
the Seller will, at all times during the period between the Completion Date and the first anniversary of the Completion Date, indemnify and keep the Purchaser fully and effectively indemnified on demand against any and all loss (including diminution of the value of assets), damage, and liability (including Tax) and all costs, charges, interest, fines, damages, penalties and expenses incurred or incidental or relating to the same (including all costs and expenses of investigations and legal fees and expenses on a solicitor and own-client basis) whether or not reasonable, foreseeable, contemplated or avoidable and whether suffered by the Companies, the Purchaser or the Purchaser’s Group directly or indirectly relating to or in connection with:

(a)	any document delivered to the Purchaser under Clause 5.2 or Schedule 5 being unauthorised, invalid or for any other reason ineffective for its purpose; and

(b)	the Purchaser having to pay any income tax or national insurance contributions in respect of, by reference to or as a consequence of paying all or any part of the Consideration to the Seller.

8.	Conduct of Claims

If the Purchaser becomes aware of any claim or potential claim by a third party (a “third party claim”) after the Completion Date which is likely to result in a Claim being made, the Purchaser shall, as soon as reasonably practicable, give notice of such third party claim to the Seller and the Seller shall have the right to attempt to settle such third party claim for a period not exceeding fourteen days following receipt of such notice and in the event that the Seller has been unable to settle such third party claim within such period, the Purchaser shall have the right to conduct the defence of such third party claim and the Seller shall for these purposes indemnify and secure the Purchaser and the Companies on demand against all reasonable out of pocket costs and expenses including those of its legal advisers incurred in respect of the defence of such third party claim. Nothing in this clause shall have the effect of relieving the Purchaser from any common law duty to mitigate any loss or damage suffered by it.

9.	BEI Contracts and Third Party Consents

9.1
Subject to the terms of this Agreement (including the remaining provisions of this Clause 9), the Seller hereby assigns to the Purchaser with effect from the Effective Date the benefit of each of the BEI Contracts which are capable of assignment without the need for any third party consent.

9.2
To the extent that any of the BEI Contracts are not assignable without the consent of another party or without an agreement of novation, this Agreement shall not constitute an assignment or an attempted assignment if such action would constitute a breach of the relevant BEI Contract. In the event that such consent to assignment or novation is required, the Seller and the Purchaser shall (at the Purchaser’s request) use all reasonable endeavours to obtain the consent or novation required as soon as reasonably practicable and upon any such consent being obtained, the relevant BEI Contract shall hereby be assigned to the Purchaser.

9.3
Unless and until any such required consent to assignment or novation is forthcoming in respect of any BEI Contract and the relevant BEI Contract has otherwise been assigned or novated, the Seller shall remain liable under such BEI Contract as a contracting party (and will enforce at the Purchaser’s reasonable request any and all rights of the Seller against the other party to the Contract).

9.4
If any required consent to assignment or novation is not obtained in respect of any BEI Contract, the Seller shall co-operate with the Purchaser in any reasonable arrangements designed to provide for the Purchaser all the benefits under any such BEI Contract, including enforcement of any and all rights of the Seller against the other party to the relevant BEI Contract arising out of the cancellation by such other party or otherwise.

9.5
If any required consent to assignment or novation is not obtained or completed (as appropriate) in respect of any BEI Contract within 3 months of Completion then the Purchaser may at any time elect to terminate any interest it may have in the relevant BEI Contract pursuant to this Agreement by serving written notice on the Seller in which case the obligations of the Purchaser in respect of that BEI Contract pursuant to this Clause 9 shall terminate immediately.

10.	Warranties

10.1
The Seller warrants and represents and undertakes to the Purchaser for itself and its successors in title that each of the Warranties is true, accurate and complete in all respects and not misleading at the date of this Agreement.

10.2
The Seller acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties. Save as expressly otherwise provided, each of the Warranties shall be construed as a separate and independent warranty and, subject to the provisions of Clause 10.3, shall not be limited by reference to any other Warranty or by anything in this Agreement.

10.3	Subject to Clause 10.8, the Warranties shall be qualified by matters Disclosed in the Disclosure Letter but shall otherwise be subject to no qualification whatsoever.

10.4	The Seller shall not be liable for any Non-Tax Claim or any Tax Claim unless the Seller receives from the Purchaser written notice of the Non-Tax Claim or Tax Claim:

(a)	on or before the first anniversary of the Completion Date in the event of a Non-Tax Claim; or

(b)	on or before the seventh anniversary of the Completion Date in the event of a Tax Claim.

10.5
Without restricting the rights of the Purchaser, or its ability to claim damages on any basis, the amount of any Claim may be determined as, and be deemed to be, and the Seller shall at all times indemnify and keep fully and effectively indemnified on demand the Purchaser against:

(a)
any and all loss (including diminution of the value of assets), damage or liabilities (including Taxes) and all costs, charges, interest, fines, penalties and expenses incurred or incidental or relating to the same (including all costs and expenses of investigations and legal fees and expenses) whether or not reasonable, foreseeable, contemplated or avoidable and suffered directly or indirectly and/or the amount of any depletion or diminution in the value of any assets of either of the Companies in each case suffered or incurred by the Purchaser, directly or indirectly as a result of, in connection with or in relation to the subject matter of such Claim;

(b)
the amount by which any assets or liabilities of the Companies are respectively less or more than they would have been had the relevant statement in Schedule 3 been true, accurate, complete and not misleading;

(c)
the amount of any decrease in the value of the Companies and of any other loss or damage directly or indirectly suffered or incurred by the Purchaser in consequence of, or in relation to, the subject matter of such Claim.

10.6
Where any of the Warranties are qualified by the expression “so far as the Seller is aware”, “to the Seller’s knowledge, information and belief”, “known to the Seller” or anything similar, such Warranty shall be deemed to be given to the best of the knowledge, information and belief of the Seller after making all due and careful enquiries and/or searches.

10.7
Where any information or documents have been supplied by or on behalf of any employee of the Companies to the Seller, JF or their advisors in connection with the Warranties or any disclosures in the Disclosure Letter, the provisions of such information or documents shall not constitute a warranty, representation or guarantee as to the accuracy of the information or documents from the employee concerned to the Seller and JF and the Seller and JF hereby undertake to waive any and all claims which they might otherwise have against the employee concerned in respect of any Claims arising from the provision of such information.

10.8
The Warranties will each remain in full force and effect beyond and notwithstanding Completion and are each made without prejudice to any of the others. No provision of this Agreement will limit the extent or application of any Warranty and no information relating to the Companies of which the Purchaser or any of its advisers has knowledge (actual or constructive) will prejudice any Claim or operate to reduce any amounts recoverable. Notwithstanding the above or any other provision of this Agreement the Warranties shall not be or be capable of being qualified or discharged by the Disclosure Letter or in any other way insofar as any Claim arises as a consequence of the fraud or wilful or negligent misconduct or concealment of the Seller.

10.9	The amount of any successful Claim against the Seller under the Warranties shall to the extent permissible be deemed to constitute a reduction in the Consideration.

10.10
The Seller each acknowledge that the IP Assignment and the other documents referred to in clause 5.2(d) are precautionary only and confirms that no such document prejudices or qualifies any of the Warranties in any manner whatsoever.

11.	Consideration Shares

The Seller represents, warrants and undertakes to the Purchaser that it will hold any Consideration Shares:

(a)	for investment purposes only and not with a view to distribution; and

(b)	according to the terms and conditions set out in Schedule 4 of this Agreement.

12.	Set Off

12.1	The Purchaser shall be entitled to set off or (pending the determination of the relevant amount) withhold any amounts payable by it to the Seller now or in the future against:

(a)	the amount of any Claims or other claims by the Purchaser under or in respect of this Agreement;

(b)	any amount owed by the Seller pursuant to clauses 7.1 and 10.5; and

(c)	any other sum due to the Purchaser by the Seller under the terms of this Agreement.

12.2	To secure the Seller’s obligations under this Agreement, the Seller grants the Purchaser a priority security interest in the Consideration Shares.

13.	Restrictive Covenants

13.1
In order to assure to the Purchaser the full benefit of the goodwill and the Business, each of the Seller and JF hereby undertakes that it shall not, either alone or by its employees, agents or otherwise howsoever or in conjunction with or on behalf of or for any other person, or as a manager, agent, partner, director, consultant or employee of any other person, directly or indirectly do any of the following things:

(a)	at any time after the date of this Agreement:

(i)
disclose to any person or use themselves for any purpose any information concerning the Business, the Companies, accounts or finances of the Business or the Companies or any of their clients or customers’ transactions or affairs which may have come to their knowledge and each of the Seller and JF further agrees to use its best endeavours to prevent the publication and/or disclosure of the same; or

(ii)
use any Intellectual Property belonging to the Companies or used in connection with the Business including the words “Cage Rage“, “Cage Rage Championships” or “Cage Rage Contenders” or any other names or words similar to or likely to be confused with them or use any distinctive mark, style or logo used by the Business or the Companies whether by using such names as part of a corporate name, trade name, product name or otherwise; or

(iii)
in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Business, the Companies, the Purchaser or for the purpose of obtaining or retaining any business or custom claim, represent or otherwise indicate any past association with the Business, the Companies or the Purchaser; or

(iv)
do or say anything with the intention of harming the reputation of the Business, the Companies or the Purchaser or do anything which could be anticipated to lead to any person or undertaking ceasing to do business with the Business, the Companies or the Purchaser; or

(b)	for a period of 3 years after the date of this Agreement:

(i)
solicit, canvass, interfere with or endeavour to entice away from the Purchaser or Companies (or procure or assist any persons to do any of the foregoing) any Restricted Customer or Restricted Supplier or their business or custom with a view to providing goods, services and/or rights to that Restricted Customer or receiving goods, services and/or rights from that Restricted Supplier in competition with the Business, the Purchaser or the Companies;

(ii)
provide or offer to provide any goods, services and/or rights to or receive any goods, services and/or rights from or otherwise have any business dealings with any Restricted Customer or any Restricted Supplier in competition with the Business, the Purchaser or the Companies;

(iii)
be engaged, concerned or interested in any capacity in any business concern anywhere in the world which competes with or is intended to compete with that part or parts of the Business, the Purchaser or the Companies;

(iv)
in competition with the Business or the Purchaser or the Companies offer employment to or employ or offer or conclude any contract for services with, canvass or solicit the employment or engagement of or endeavour to entice away any Key Person; or

(v)
procure or assist any third party to offer, employ, engage or solicit or endeavour to entice away any Key Person (whether or not such person would commit any breach of their contract of employment or engagement) unless such Key Person had ceased to be employed or engaged by the Purchaser more than 3 months previously.

13.2
The restrictions contained in Clause 13.1 (which are without prejudice to each other) are considered reasonable and necessary by the parties for the proper protection of the Companies and goodwill of the Business, but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the period or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

13.3
Without prejudice to any other rights or remedies that the Purchaser may have, each of the Seller and JF acknowledges and agrees that damages alone would not be an adequate remedy for any breach by the Seller or JF of the provisions of this Clause 13 and that, accordingly, the Purchaser shall be entitled without proof of special damages to the remedies of injunction, specific performance and/or other equitable relief for any threatened or actual breach of the provisions of this Clause 13 by the Seller or JF.

13.4
Each of the obligations on the Seller and JF contained in the above provisions of this Clause 13 constitutes an entirely separate and independent restriction on the Seller and JF notwithstanding that they may be contained in the same sub-clause, paragraph, sentence or phrase.

14.	CRC Film

14.1
The Seller is considering producing a feature length film for theatrical release and global distribution (the “Film”). The parties agree that, as soon as is reasonably practicable following Completion, they will negotiate in good faith a licence agreement (the “Film Licence”) permitting the Seller certain access to past Cage Rage fight footage and permitting the Seller to shoot film footage at up to a maximum of three future Cage Rage Championships solely for the purpose of promoting the Film and for use in the Film.

14.2	The parties agree that the Film Licence will comprise the following terms:

(a)	the Seller will be granted reasonable access to, and use of, past footage of Cage Rage Championship events strictly for the purposes of the Film only;

(b)	subject to the Purchaser’s prior written approval, the Seller shall have the right to use the words “Cage Rage” in relation to the Film only;

(c)
the Seller will covenant that principal photography of the Film will not commence prior to the script of the Film having been approved by the Purchaser (such approval, if given, to be given within 7 Business Days of receipt of the script by the Purchaser) and furthermore the Seller will obtain the Purchaser’s approval, which will not be unreasonably withheld, of any material changes to the script following commencement of principal photography;

(d)
the Seller covenants that it will not, and procures to covenant that any distributor will not do anything to portray the “Cage Rage” name in a negative fashion and will not do anything to harm the reputation of Cage Rage; and

(e)
the Seller shall be granted the right to film agreed Cage Rage Championship fights for the purposes of the Film subject to agreeing to pay the prize money for such fights and securing, at its own expense, all necessary consents and clearances of participants and venues.

15.	Announcements

15.1
The Seller shall, as soon as reasonably practicable, if so requested by the Purchaser on or at any time after the Completion Date join with the Purchaser and the Parent Company in publishing a joint statement to be prepared by the Purchaser regarding the transfer of the Shares and the Business to the Purchaser and/or join with the Purchaser in sending a joint statement to be prepared by the Purchaser to such of the Business’s suppliers, customers, clients, licensors or licensees as the Purchaser may decide informing them of the transfer of the Business to the Purchaser.

15.2
The Purchaser shall have the right to make any statement or communication to any third party regarding the subject matter of this Agreement or the transactions contemplated hereby, without the consent of any other party, to comply with applicable securities laws and the applicable rules of the OTCBB, NASD, quotation service or other securities market or exchange.

15.3
Save in respect of any announcement in the agreed form, no announcement or press release concerning the subject matter of this Agreement or any ancillary matter shall be made by the Seller without the prior written approval of the Purchaser (unless the Seller is required by law or any regulatory or governmental body to make any such announcement, provided that the Seller gives the Purchaser prompt written notice of such requirement prior to such disclosure and provides the Purchaser with such assistance as necessary to obtain an injunction to prevent such disclosure).

16.	Confidential Information

16.1	Each of the Seller and JF undertakes to treat all Confidential Information as strictly confidential and:

(a)	will take all reasonable steps to prevent its use and/or disclosure;

(b)	will not itself make use of any Confidential Information belonging to and/or used by another party for a purpose other than the performance of its obligations under this Agreement; and

(c)	will not disclose Confidential Information to any person (other than in accordance with Clause 16.2).

16.2	The Seller or JF may disclose Confidential Information where such disclosure would otherwise be prohibited by this Clause 16 if and to the extent:

(a)
required by law or any regulatory body or securities exchange, provided that the Seller or JF (as appropriate) gives the Purchaser prompt written notice of such requirement prior to such disclosure being made, and provides the Purchaser with such assistance as necessary to obtain an injunction to prevent such disclosure;

(b)	it can be shown by the Seller or JF (to the Purchaser’s reasonable satisfaction) to have been known by it before disclosure to it by the Seller;

(c)
it can be shown by the Seller or JF (to the Purchaser’s reasonable satisfaction) to have been subsequently lawfully disclosed to that party by a third party who did not impose any restrictions on its disclosure and did not obtain it (whether directly or indirectly) from the other party; or

(d)	the information was or becomes in the public domain (other than by reason of a breach of this Clause 16 by the Seller or JF); or

(e)	it is disclosed to the professional advisers, auditors or bankers of the Seller or JF; or

(f)	it is disclosed to the officers or employees of the Seller who are required to have such information in the execution of their duties to the Seller.

16.3	Notwithstanding the termination of this Agreement for whatever reason, the obligations and restrictions in this Clause 16 shall continue for an indefinite period.

17.	Notices

17.1
Any notice or other communication given under this Agreement shall be in writing and shall be delivered personally or sent by first class post (or airmail if overseas) or by fax, to the person due to receive the notice or communication, at its address or fax number set out in Clause 17.2 or such other address or fax number which may from time to time be notified by a person to the other parties in writing as being its usual address or fax number.

17.2	The addresses and fax numbers of the Seller and the Purchaser for the purposes of this Agreement shall be:

(a)	The Seller:

Address:	459, Anchor House, Riverside West, Smugglers Way, London. SW18 1EX
Fax Number:	00 44 (0) 20 8871 1836
For the attention of:	John Faraday

(b)	The Purchaser:

Address:	12121 Wilshire Blvd., Los Angeles, California CA 90025
Fax Number:	(00 1) 310 571 0740
For the attention of:	William Kelly

With a copy to (which shall not constitute notice):

Address:	1801 Century Park East, Suite 1600, Los Angeles, CA 90067
Fax Number:	(00 1) 310 789 1490
For the attention of:	David Ficksman

17.3	A notice or other communication shall be deemed given:

(a)	if delivered personally upon delivery at the address referred to in Clause 17.1;

(b)	if sent by first class post (other than airmail) and posted in the same country as the address of the addressee, 2 Business Days after the date of posting;

(c)	if sent by overnight courier from within the same country as that of the addressee’s address, the Business Day following the date it was sent;

(d)	if sent by airmail, 5 Business Days after the date of posting; and

(e)	if sent by fax, on receipt by the sender of a confirmation slip confirming that the fax has been transmitted in full to the addressee,

provided that where delivery or transmission occurs after 18.00 on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 09.00 on the next following Business Day.

17.4
In proving the giving of notice, it shall be sufficient to prove that the envelope containing the notice was properly addressed to the relevant party and delivered either to that address or posted as first class post (or registered airmail if overseas) or faxed to the correct fax number of the relevant party.

18.	Payments

18.1
Any payment to be made to the Seller pursuant to this Agreement shall be made to the Seller’s Bank Account in immediately available funds by electronic transfer in US dollars on the due date for payment. Receipt of such sums in the Seller’s Bank Account shall be an effective discharge of the obligation of the Purchaser to pay such sums to the Seller and the Purchaser shall not be concerned to see the application or be answerable for loss or misapplication of such amount.

18.2
Any payment to be made to the Purchaser pursuant to this Agreement shall be made to the Purchaser’s Bank Account in immediately available funds by electronic transfer in US dollars on the due date for payment. Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of the Seller to pay such sums to the Purchaser and the Seller shall not be concerned to see the application or be answerable for loss or misapplication of such amount.

18.3
Payment of amounts owed by MMAP to IT&S pursuant to the IT&S Loan shall be made to the Seller’s Bank Account in immediately available funds by electronic transfer in US dollars on the due date for payment. Receipt of such sums in the Seller’s Bank Account shall be an effective discharge of the obligation of MMAP to pay such sums to IT&S and neither the Purchaser nor MMAP shall be concerned to see the application or be answerable for loss or misapplication of such amount.

18.4
Payment of amounts owed by MMAP to AG pursuant to the AG Loan shall be made to the AG Account in immediately available funds by electronic transfer in US dollars on the due date for payment. Receipt of such sums in the AG Account shall be an effective discharge of the obligation of MMAP to pay such sums to AG and neither the Purchaser nor MMAP shall be concerned to see the application or be answerable for loss or misapplication of such amount.

19.	Entire Agreement

This Agreement (together with the documents referred to herein) sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written and in whatever form) in respect of its subject matter.

20.	Variation

No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

21.	Further Assurances

21.1
The Seller shall (and shall procure that any necessary third parties shall) do all such acts and execute all such documents as the Purchaser may from time to time request on or after the Completion Date in order to fully implement this Agreement, including, without limitation, to vest in and assure to the Purchaser all rights, title and interest in the Shares and the Business Assets and pending which shall hold such Shares and Business Assets on trust for the Purchaser absolutely.

21.2
The Seller hereby irrevocably appoints the Purchaser to be the Seller’s attorney, in its name on its behalf to execute any documents or instruments, do any act and generally use its name for the purposes of giving to the Purchaser the full benefit of this Agreement or which may be necessary for transferring all rights, title and interest in and to the Business Assets to the Purchaser.

21.3
By its execution of this Agreement the Seller irrevocably appoints the Purchaser to be its Attorney from and after Completion granting to the Purchaser full power on its behalf to exercise all voting and other related rights attaching to the Shares including in particular, but without prejudice to the foregoing generality, power:

(a)
to execute a form of proxy in favour of such person or persons as the Purchaser may think fit to attend and vote as the Seller’s proxy at any general meeting of the members, or separate class meeting of any class of members, of the MMAP or MMAD in respect of such Shares in such manner as the Purchaser may decide;

(b)	to consent to the convening and holding of any such meeting and the passing of the resolutions to be submitted at any such meeting on short notice;

(c)	to settle the terms of such resolutions; and

(d)	generally to procure that the Purchaser or its nominees are duly registered as the holders of all the Shares after Completion.

22.	Assignment

The Seller agrees that the benefit of this Agreement (including any causes of action arising in connection with it) is given to the Purchaser for itself and its successors in title and accordingly may be enforced by the Purchaser or by the beneficial owner for the time being of the Companies or the Business and that the Purchaser and its successors in title may assign the benefit of this Agreement without the prior approval of the Seller. Other than as provided in this Clause 22, the benefit of all or any part of this Agreement may not be assigned by any party without the prior written consent of the other parties.

23.	Joint and several liability

The liability of the Seller and JF under or in respect of this Agreement shall be joint and several.

24.	Contracts (Rights of Third Parties) Act 1999

Except as expressly provided in this Agreement the parties agree that the provisions of this Agreement are personal to them and are not intended to confer any rights of enforcement on any other third party and that the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement or to any of its terms.

25.	Invalidity

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction then the legality, validity and enforceability in that jurisdiction of the remaining provisions shall be unaffected and the legality, validity and enforceability in any other jurisdiction of that or any other provision shall be unaffected.

26.	Remedies and Waivers

26.1
A failure to exercise or delay in exercising any right, remedy or power provided under this Agreement or by law does not constitute a waiver of the right, remedy or power or a waiver of any other right, remedy or power. No single or partial exercise of any right, remedy or power prevents any further exercise of it or the exercise of any other right, remedy or power.

26.2	Except where this Agreement provides otherwise, the rights, remedies and powers provided by this Agreement are cumulative and not exclusive of any rights, remedies or powers provided by law.

26.3
Any waiver of a breach of any of the terms of this Agreement or of any default under this Agreement shall not be deemed a waiver of any other breach or default and shall not affect the other terms of this Agreement.

27.	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument.

28.	Costs and Expenses

All costs and expenses incurred by or on behalf of the parties to this Agreement in connection with this Agreement or any of the documents to be executed pursuant to this Agreement will be borne solely by the party who incurs them (and, for the avoidance of doubt, any fees, charges, disbursements or other remuneration payable in respect of the Independent Accountant shall be borne as the Independent Accountant shall determine).

29.	Governing Law, Jurisdiction and Service of Process

29.1
This Agreement shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably submit to the exclusive jurisdiction of the Courts of England and Wales in relation to any legal action or proceedings arising out of or in connection with this Agreement.

29.2
The Seller shall at all times maintain an agent for service of process and any other documents in proceedings in England. Such agent shall be JF at 459, Anchor House, Riverside West, Smugglers Way, London. SW18 1EX and any claim form, judgment or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at its address for the time being.

IN WITNESS of which this document has been executed and delivered as a deed on the day and year first before written.

SCHEDULE 1
The Companies
Mixed Martial Arts Productions Limited

Registered Number	05097799
Date of Incorporation	7 April 2004
Place of Incorporation	England and Wales
Former Name	None
Registered Office	Suite 4 1st Floor 4 Morie Street London SW18 1SL
Directors	AMB Management Services Ltd Andrew Geer David O’Donnell
Company Secretary	AMB Management Services Ltd
Authorised Share Capital	£1,000 divided into 1,000 shares of £1.00 each
Issued Share Capital	£1,000 divided into 1,000 shares of £1.00 each
Shareholders	Belgravia Entertainment International Ltd 999 Ordinary Shares AMB Management Services Ltd (as nominee for the Seller) 1 Ordinary Share
Accounting Reference Date	31 December
Auditors	None
Outstanding Charges	None
Subsidiaries	None

Mixed Martial Arts Promotions Limited

Registered Number	05098337
Date of Incorporation	7 April 2004
Former Name	None
Registered Office	Suite 4 1st Floor 4 Morie Street London SW18 1SL
Directors	AMB Management Services Ltd Andrew Geer David O’Donnell
Company Secretary	AMB Management Services Ltd
Authorised Share Capital	£1,000 divided into 1,000 shares of £1.00 each
Issued Share Capital	£1,000 divided into 1,000 shares of £1.00 each
Shareholders	Belgravia Entertainment International Ltd 999 Ordinary Shares AMB Management Services Ltd (as nominee for the Seller) 1 Ordinary Share
Accounting Reference Date	31 December
Auditors	None
Outstanding Charges	None
Subsidiaries	None

SCHEDULE 2
BEI Contracts

	Agreement	Parties	Object	Date
1.	TFN Licence Agreement (DRAFT)	Belgravia Entertainment International Ltd (BVI) or its Nominees C/O AMB Management Services Ltd (1) The Fight Network (“TFN”) (2)	Draft contract relating to the programme “Cage Fighter” - granting TFN an exclusive licence to exploit the programme “Cage Fighter” throughout Canada and the United States.	Undated
2.	Partnership & Shareholding Agreement	Belgravia Entertainment International Ltd (1) Mr Andrew Geer and Mr David O’Donnell trading in partnership as Elite Promotions (”EP”) (2)	Agreement to incorporate MMAP and transfer the business of EP to MMAP.	Signed and dated 29 March 2004
3.	Shareholding and Funding Agreement	Mixed Martial Arts Promotions Limited (1) Integrated Technologies & Systems Ltd (2) Belgravia Entertainment International Ltd (3) Andrew Geer (4) and David O’Donnell (5)
Agreement to provide a loan facility to MMAP and to transfer ownership of brand names “Cage Rage” “Cage Rage Championship” and “Cage Rage Contenders” together with all rights and titles from MMAP to Belgravia Entertainment International Limited.

Signed and dated 15 August 2006

SCHEDULE 3
Part 1: The Warranties

1.	Seller’s Capacity and Activities

1.1	The Seller is duly incorporated and validly existing under the laws of its place of incorporation.

1.2
The Seller has the legal right and full power and authority to enter into and carry out the provisions of this Agreement and any other documents or agreements to be executed by the Seller pursuant to or in connection with this Agreement.

1.3
The Seller has obtained all necessary authorisations and applicable governmental, statutory, regulatory or other consents (including, if required, from its shareholders), licences, waivers or exemptions required to empower it to enter into and carry out the provisions of this Agreement (copies of which are attached to the Disclosure Letter).

1.4	The execution, delivery of and the performance by the Seller of its obligations under this Agreement and all other documents to be executed by the Seller pursuant to this Agreement will not result in:

(a)
a breach of or give any third party a right to terminate or modify or result in the creation of any Encumbrance under any agreement, licence or other, instrument relating to the Business or the Companies;

(b)	a breach of the articles of association, memorandum of association, by-laws or equivalent constitutive document of any of the Seller or either of the Companies; or

(c)
a breach of any order, judgement or decree of any court, governmental agency or regulatory body to which the Seller is party or by which the Seller is bound and which is relevant to the Business or the Companies.

1.5	This Agreement constitutes and imposes valid legal and binding obligations on the Seller and JF, fully enforceable in accordance with its terms.

1.6	The Seller has at all times carried on the Business in all respects in accordance with any documents to which it is a party.

2.	The Shares and the Companies

2.1	The Seller is the sole legal and beneficial owner of, and entitled to sell with full title guarantee on the terms of this Agreement without the consent of any third party, the Shares.

2.2
There is no Encumbrance on, over or affecting any of the Shares or any unissued shares, debentures or other securities of the Companies and there is no agreement or commitment to give or create any Encumbrance or negotiations which may lead to such an agreement or commitment.

2.3
Other than pursuant to this Agreement, no person has been granted any option or other right to acquire the Shares or any unissued shares in the capital of either of the Companies nor has any person been granted any right (whether exercisable now or in the future and whether contingent or not), or claimed to have the right, to call for the issue, allotment, conversion, redemption, sale or transfer of any shares, debentures or other securities of either of the Companies and there are no facts known to the Seller which might give rise to any such claim.

2.4	Neither the Shares nor any of either of the Company’s assets have been the subject of a transaction at an undervalue within the meaning of Part IX or Part VI of the Insolvency Act 1986.

2.5
Neither Company has received any notice or any application or notice of any intended application under the provisions of the Companies Act for the rectification of the register of members of the Company.

2.6	Neither Company has exercised or purported to exercise or claim any lien over the Shares and no call on the Shares is outstanding and all the Shares are fully paid up.

2.7	The Shares constitute the whole of the allotted and issued share capital of each of the Companies at the date of this Agreement, have been properly allotted and issued and are fully paid up.

2.8
Neither Company has or has ever had any subsidiary or subsidiary undertaking and neither Company has, and nor has it agreed to acquire, any interest in any body corporate nor is it liable on any share or security which is not fully paid up or which carries any liability.

2.9
The details of the Companies which are set out in Schedule 1 are true, accurate and complete and not misleading and the Companies are duly incorporated and validly existing under the laws of their place of incorporation.

2.10	Neither Company has at any time given any financial assistance in connection with the purchase of shares as would fall within the provisions of Sections 151 to 157 of the Companies Act.

2.11
Neither Company acts or carries on business in partnership with any other person nor is it a member of any partnership or other unincorporated association, joint venture or consortium or other profit or income sharing arrangement nor has it agreed to do any of the foregoing.

2.12	No person is or has been a shadow director of either Company within the meaning of Section 741(2) of the Companies Act.

2.13	Neither Company has any branch, agency or place, business or permanent establishment outside the United Kingdom.

2.14	Neither Company uses on its letterhead, books or vehicles or otherwise carry on any business or activities under any name other than its full corporate name.

3.	The Accounts

3.1	The Accounts:

(a)	have been prepared in accordance with the historical cost convention;

(b)
give a true and fair view of the financial position of the Companies and of their respective profit or loss and cashflow for the period ending on the Accounts Date and properly reflect the financial position of the Companies as at the Accounts Date in all respects;

(c)	comply with the requirements of the Companies Act and other relevant statutes;

(d)	comply with current statements of standard accounting practice applicable to the Companies;

(e)	are not affected by any extraordinary or non-recurring item;

(f)	fully disclose all the assets and liabilities (including contingent, unquantified or disputed liabilities) of the Companies as at the Accounts Date;

(g)	make full reserve against all assets, and fully provide for liabilities of the Companies and for all capital commitments of the Companies (whether or not quantified or disputed);

(h)	fully provide (or disclose by way of note) for all contingent liabilities of the Companies at the Accounts Date;

(i)	make adequate provision for depreciation of fixed assets, having regard to their original cost and estimated life; and

(j)	have been prepared on a basis consistent with that used for the preparation of the accounts of the Companies for the preceding 3 financial years.

3.2
The profit and losses of the Companies and the Business shown in the Accounts were not, affected by any extraordinary, exceptional, unusual or non-recurring income, capital gain or expenditure, or by any other factor known to the Seller rendering any such profit or loss for such period exceptionally high or low.

3.3
The Reference Accounts give a true and fair view of the financial position of MMAP for the period ending on the Completion Date and properly reflect the financial position of MMAP as at the Completion Date in all respects.

4.	Events since the Accounts Date

Since the Accounts Date:

4.1	the Companies have carried on their business in the normal and usual course as regards its nature, extent and manner of carrying on their business so as to maintain such business as a going concern;

4.2	neither the turnover nor the financial or trading position of the Companies has deteriorated;

4.3
there has been no Material Adverse Change in the business, operation, assets, position (financial, trading or otherwise) profits or prospects of the Companies, taken as a whole or any event or circumstances that may result in such a Material Adverse Change;

4.4	neither of the Companies has borrowed or raised any money or taken any financial facility;

4.5
the Seller has paid creditors relating to the Business and the Companies have paid their creditors in accordance with their respective credit terms and there are no amounts owing by the Seller in relation to the Business or the Companies which have been due for more than eight weeks;

4.6	the trading prospects of the Companies or the Business have not been adversely affected as a result of any event or circumstance which has arisen since the Accounts Date;

4.7	neither the Seller nor any of the Companies have done or omitted to do anything which might prejudicially affect the Goodwill;

4.8	there has been no unusual change in the stock levels, current assets or liabilities of the Business or the Companies;

4.9	none of the stock reflected in the Accounts has realised an amount less than the value that was placed on it in the Accounts;

4.10
neither the Companies nor the Business have been adversely affected by the loss of or material reduction in orders from any customer or client or the loss of or material reduction in any source of supply or by any abnormal factor not affecting similar businesses to a like extent and, neither the Seller nor either of the Companies is aware of any facts which are likely to give rise to any such adverse effects;

4.11
no changes have been made in the terms of employment, emoluments, benefits or conditions of service of any Employee or to benefits provided to any person engaged to any extent in the Business or the Companies (now or in the past) or any dependants of such person, or to the terms of any agreement or arrangement (whether written or unwritten and whether binding or not) with any trade union, employee representative or body of employees or their representative;

4.12
the Companies have not acquired or disposed of, or agreed to acquire or dispose of, any asset other than trading stock in the ordinary and usual course of business, or assumed or incurred, or agreed to assume or incur, any capital commitment or liability (actual or contingent);

4.13
no debtor of the Business or the Companies has been released by the Seller or the Companies on terms that it pays less than the book value of any debt and no debt has been written off or has proved to be irrecoverable to any extent, and there has been no change in the manner or time of the issue of invoices or the collection of debts;

4.14
the Companies have not entered into any transaction or assumed or incurred any liabilities (including contingent liabilities) or made any payment not provided for in the Accounts otherwise than in the ordinary course of business; and

4.15
neither the Business nor the Companies have been affected by the loss of any customer or client who accounted for 5 per cent. or more of the turnover of the Business or any source of supply which accounted for 5 per cent. or more of the goods, services or equipment supplied to the Business or the Companies or any abnormal factor not affecting similar businesses to a like extent and there are no facts or circumstances which are likely to give rise to any of the same.

5.	Insolvency

5.1	No distress, execution or other process has been levied against the Seller or the Companies, nor any action taken to repossess any goods of the Business in the Seller’s or the Companies’ possession.

5.2	No order has been made, petition presented or resolution passed for the winding-up of the Seller or the Companies.

5.3
No receiver (including an administrative receiver), trustee or administrator has been appointed which relates to or would or might affect the Companies or the Business and the Seller is not aware of any circumstances likely to give rise to the appointment of any such receiver, trustee or administrator.

5.4	No moratorium, composition, voluntary arrangement or other arrangement with creditors has been instituted or proposed by or in respect of the Seller or the Companies.

5.5
Neither the Seller nor either of the Companies have been a party to any transaction with any third party or parties which relates to or would or might affect the Companies or the Business and which would, if any such third party went into liquidation or had a bankruptcy or administration order made in relation to it, constitute (in whole or in part) a transaction at an undervalue, preference or invalid floating charge, or otherwise would or might constitute any other transaction or transfer at an undervalue or involving an unauthorised reduction of capital.

6.	Ownership of assets

6.1
The Companies have legal, beneficial and marketable title to all material assets of the Companies which are included in the Accounts or have otherwise been presented as being the property of the Companies or which were at the Accounting Date used or held by them and each Company retains such title to such assets free from any Encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms and all such assets are in the possession and control of the Companies and are sited within the United Kingdom.

6.2
The Companies have legal, beneficial and marketable title to all material assets which have been acquired by the Companies since the Accounting Date and the same are in the possession and control of the Companies and sited within the United Kingdom and none is the subject of any Encumbrance nor has either Company created or agreed to create any Encumbrance or entered into any factoring arrangement, hire purchase, conditional sale or credit sale agreement which has not been Disclosed and in respect of any such Encumbrance, arrangement or agreement so Disclosed there has been no default by the Companies in the performance or observance of any of the provisions thereof.

6.3	The assets of the Companies comprise all of the assets necessary for the continuation of the Business in the manner in which the Business is carried on at the Accounts Date and at Completion.

6.4	The plant, machinery, equipment and vehicles used in connection with the Business:

(a)	are in the possession and under the control of the Companies;

(b)	are in a good state of repair and condition and satisfactory working order;

(c)	have been regularly and properly maintained; and

(d)	are adequate for and not surplus to the requirements of the Business.

7.	Books and Records

7.1	All the unaudited books and records of each of the Companies which are to be delivered to the Purchaser in accordance with this Agreement:

(a)	are in the possession of the Companies;

(b)	have been fully, properly and accurately kept and completed;

(c)	do not contain any material inaccuracies or discrepancies of any kind; and

(d)
give and reflect a true and fair view of the financial, contractual and trading position of the Companies and the Business and of its plant and machinery fixed and current assets and liabilities (actual and contingent), debtors and creditors and stock in trade and all other matters which would normally be expected to appear in them.

7.2	Where any records of the Companies and the Business are kept on computer, the Seller:

(a)	is the owner of all software and hardware necessary to enable it to access and use those records and does not share such software and/or hardware with any other person; and

(b)	maintains adequate back-up and support in the event of any fault or failure of such computer software or hardware.

8.	Insurance

8.1	Full details of all insurances and copies of all insurance policies relating to the Companies and the Business are contained in the Disclosure Letter.

8.2
The insurance policies maintained by or on behalf of the Companies provide full indemnity cover against all losses and liabilities, including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Companies.

8.3
All insurances relating to the Companies or the Business are currently in full force and effect and nothing has been done or omitted to be done which could make any policy of insurance void or voidable or whereby their renewal may be refused or their premiums likely to be increased.

8.4
No insurance policies held by the Seller in respect of the Business or held by the Companies are subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate.

8.5
There are no material outstanding claims under, or in respect of the validity of, any of the insurance policies held by the Seller in respect of the Business or the Companies and there are no circumstances likely to give rise to any claim under any of those policies.

9.	Guarantees and Indemnities

There is not now outstanding in respect of the Companies or the Business any guarantee or agreement for indemnity or for suretyship given by or for the Business.

10.	Contracts

10.1	All of the material contracts to which either of the Companies is a party have been Disclosed (the “Company Contracts”).

10.2	Save with respect to the Seller being party to the BEI Contracts, the Seller has no involvement with the Business whatsoever.

10.3
The BEI Contracts constitute all the contracts and other engagements whether written or oral referable to the Business to which the Seller is a party and true and complete copies of all of the Contracts have been Disclosed. Except for the BEI Contracts and the Company Contracts, there are no contracts, arrangements, licences or other commitments involving obligations or liabilities in respect of either of the Companies or the Business.

10.4	None of the BEI Contracts or the Company Contracts:

(a)	is of an unusual, abnormal or onerous nature;

(b)	is for a fixed term of more than six months;

(c)	is incapable of performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

(d)	will be incapable of termination in accordance with its terms by the Purchaser on 60 days’ notice or less;

(e)	would or might have been likely to result in a loss to the Seller on completion of performance if the Seller had not sold the Companies;

(f)	is incapable of being readily fulfilled or performed by the Purchaser on time without undue or unusual expenditure of money or personnel;

(g)	will involve payment by the Purchaser by reference to fluctuations in the index of retail prices or any other index;

(h)
involves the supply of goods the aggregate sales value of which will represent in excess of 10 per cent. of the anticipated turnover of either of the Companies for the period of 12 months following Completion;

(i)	were entered into in any way otherwise than in the ordinary course of business and on an arm’s length basis.

10.5	The performance of this Agreement will not relieve any other party to any BEI Contract or Contract from its obligations or enable it to determine any of them.

10.6	Neither the Seller nor any of the Companies is:

(a)
in default under any of the Company Contracts or BEI Contracts or in respect of any other obligations or restrictions binding upon them in relation to the Business nor have they waived any rights or privileges under any of them;

(b)	in default under any provisions existing by reason of membership of any association or body relating to the Business; or

(c)	liable in respect of any representation or warranty (whether express or implied) or matter giving rise to a duty of care relating to the Business.

10.7
There are no grounds for the invalidity of or for rescission, avoidance or repudiation of any of the BEI Contracts or the Company Contracts. No threat or claim of default under any of the BEI Contracts, Company Contracts, or any other agreement, instrument or arrangement to which the Companies or the Seller is a party relating to the Business has been made and is outstanding against the Seller, the Companies or the contracting party and there is nothing whereby any of the BEI Contracts, Company Contracts or any other such agreement, instrument or arrangement may be terminated or rescinded by any other party or whereby the terms may be worsened as against the Seller, the Purchaser or the Companies or whereby the Companies or the Business may be prejudiced as a result of anything done or omitted or permitted to be done by the Seller or the Companies. No notice of any intention to do any of the foregoing has been received or given by the Seller or the Companies.

10.8
Neither the Seller nor either of the Companies has any knowledge of the invalidity of, or any grounds for termination, avoidance or repudiation of any of the BEI Contracts or the Company Contracts. No party to any of the BEI Contracts or the Company Contracts:

(a)	has given notice of its intention to terminate, or has sought to repudiate or disclaim, such BEI Contracts or Company Contracts; or

(b)	is in breach of the relevant BEI Contract or Company Contract and no matter exists which might give rise to such breach.

10.9
No offer, tender or the like relating to the Business which is capable of being converted into an obligation of the Business or the Companies by an acceptance or other act of some other person firm or corporation is outstanding.

10.10
Neither the Seller, the Companies nor any person connected to or associated with the Seller or the Companies has any direct or indirect interest in any business which has a close trading relationship with the Business or the Companies, or which is or is likely to become competitive with the Business or the Companies.

10.11	The Seller has obtained all necessary consents for the valid and binding assignment of the BEI Contracts to the Purchaser in accordance with the terms of this Agreement.

11.	Power of Attorney

11.1	There are no powers of attorney in force given by either of the Companies.

11.2	No person, as agent or otherwise, is entitled or authorised to bind or commit either of the Companies to any obligation not in the ordinary course of either of the Companies’ business.

11.3	The Disclosure Letter sets out details of all persons who have authority to bind either of the Companies in the ordinary course of business.

12.	Disputes and Investigations

12.1	Neither of the Companies nor any person for whom either Company is vicariously liable:

(a)
is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

(b)	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

12.2	No director of either of the Companies are, to the extent that it relates to the Business engaged in or subject to any of the matters mentioned in paragraph 12.3 below.

12.3
No such proceedings, investigation or inquiry as are mentioned in paragraph 12.1 and 12.2 above have been threatened or are pending and so far as the Seller is aware there are no circumstances likely to give rise to any such proceedings.

12.4
Neither Company is affected by any existing or pending judgments or rulings and neither Company has given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

13.	Agreements Concerning the Business

13.1
There are not and have not at any time prior to Completion been any arrangements, contracts or and/or understandings (whether legally enforceable or not) between the Seller, the Companies or any person connected to the Seller or the Companies and relating to the management of the Business or the ownership or transfer of ownership or the letting of any of the assets belonging to the Companies or relating to the Business or the provision of finance, goods, services or any other facilities to or by the Seller or otherwise in any way relating to the Companies, the Business or any assets relating to the Business or owned by the Companies.

13.2
Neither the Seller nor the Companies have been a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any restrictive trading or other agreement or arrangement pursuant to which any part of the Business has been carried on or which in any way has restricted the Seller’s or the Companies’ freedom to carry on the whole or any part of the Business in any part of the world in such manner as the Seller or the Companies thought fit.

13.3
Neither the Seller nor the Companies are, in connection with the Business, party to or liable for any guarantee, indemnity or other arrangement to secure or incur any financial or other obligation of any other person.

13.4
Details of all arrangements pursuant to which the Companies and the Business makes sales on a “sale or return” basis are Disclosed together with details of the basis and frequency of “returns” customarily accepted by the Business.

14.	Customers and Suppliers

14.1
Neither more than 5 per cent. of the aggregate amount of all the purchases nor more than 5 per cent. of the aggregate amount of all the sales of the Companies are obtained or made from or to the same supplier or customer (including any person in any way connected with a supplier or customer) nor is any material source of supply to the Companies or any material outlet for the sales of the Companies at risk or likely to be at risk of failing.

14.2
No supplier of the Business have, in the past three years, ceased or will (as a result of the acquisition of the Companies by the Purchaser or for any other reason) cease supplying and no supplier of the Business has expressed its intention to cease supplying the Business or may substantially reduce its supplies to the Business.

14.3
No customer of the Business has in the past three years terminated or materially reduced or will (as a result of the acquisition of the Business by the Purchaser or for any other reason) terminate or materially reduce its relationship with the Business and no customer of the Business has expressed its intention to terminate or materially reduce its relationship with the Business.

15.	Joint Ventures and Partnerships

Neither the Seller nor the Companies:

15.1
are and have been a party to any joint venture or consortium or any partnership arrangement or agreement or to any agreement or arrangement for sharing commissions or other income relating to the Business;

15.2	conduct and have conducted any part of the Business through a branch agency or permanent establishment outside the United Kingdom; and

15.3
is a member of any partnership, trade association, society or other group whether formal or informal and whether or not having a separate legal identity in connection with the Business and no such body is relevant to or has any material influence over the Companies or the Business as now carried on.

16.	Defective Products and Service Liabilities

16.1
Neither the Seller nor the Companies have manufactured or sold products or provided any services which were or are or will become in any respect faulty, defective or dangerous or which did not or do not comply in any respect with any warranties or representations expressly or impliedly made by the Seller or the Companies or with all applicable regulations, standards and requirements.

16.2
The Seller and the Companies have at all times up to the date of this Agreement maintained adequate quality control and safety tests and procedures in respect of all products manufactured, produced and/or supplied by the Business or the Companies and such quality control and safety tests and procedures are sufficient for the purposes of identifying any potential harmful dangers or defects in such products.

16.3
The Seller and the Companies have obtained all necessary third party authorisations and consents required to sell all products manufactured, produced and/or supplied by the Business and the Companies and where any written approvals or consents are required the Seller and the Companies have complete, accurate and up to date copies of the same.

16.4
Neither the Seller nor the Companies have accepted any liability or obligation to service, repair, maintain take back or otherwise do or not do anything in respect of any goods or products that would apply after the goods or products have been delivered by it.

16.5
Neither the Seller nor the Companies have given any guarantee or warranty (other than any implied by law) or made any representation in respect of any product or services sold or supplied by the Business nor has it accepted any liability to service, maintain, repair or otherwise do or refrain from doing anything in relation to such goods or services after they have been sold or supplied by it except for those contained in the standard terms and conditions of trading of the Business, complete and accurate copies of which are Disclosed in the Disclosure Letter.

17.	Intellectual Property Rights

17.1	Full and complete details of all Intellectual Property Rights and copies of any licences and other agreements relating to them are Disclosed in the Disclosure Letter.

17.2
The Companies are the sole beneficial owner, registered proprietor or licensee of all of the Intellectual Property Rights, free from any claims of any third party and the Purchaser will not be required to make any payment of any nature for or in connection with the acquisition or exploitation of such rights and the acquisition or exploitation of such rights by the Purchaser will not give rise to any claims by any third party.

17.3	No Intellectual Property other than the Intellectual Property Rights is required in order to carry on the Business.

17.4	Each of the Intellectual Property Rights is valid and enforceable and no act has been done or omission permitted whereby any of them has ceased or might cease to be valid and enforceable.

17.5
All Intellectual Property Rights which are capable of registration have been registered or are the subject of an application for registration and is or will be when registered valid, binding and enforceable and:

(a)	in the case of registrations, all renewal fees have been paid and renewals made by their due date and all such action necessary to preserve and maintain the registration has been taken;

(b)	in the case of registrations contained in the Disclosure Letter each is presently used by the Companies and is in full force and effect and has not been abandoned;

(c)	in the case of pending applications, there are no reasons why such applications should not proceed to grant; and

(d)	none of the Intellectual Property Rights are subject to any use, claim, application or attack by any other person.

17.6	No licences, registered user or other rights have been granted or agreed to be granted by the Seller or the Companies to any person in respect of any Intellectual Property Rights.

17.7	No third parties have any right, title or interest in any of the Intellectual Property Rights.

17.8	There has been no unauthorised use or infringement by any person of any Intellectual Property Rights at any time during the five year period prior to Completion.

17.9
None of the processes employed or products or services dealt in by the Companies or the Business infringes any rights of any third party relating to any Intellectual Property or makes the Seller or the Companies liable to pay any fee or royalty and no claims have been made threatened or are pending in relation to any such intellectual property.

17.10
The Seller has good title to the benefits of the BEI Contracts and the Companies have good title to the benefits of Company Contracts to enable them to use the same and such BEI Contracts or Company Contracts are capable of assignment/transfer to the Purchaser.

18.	Infringements

18.1
Neither the Business or the Companies are likely to infringe any patent, registered design, trade mark, copyright or other Intellectual Property or industrial property right of any other person (or would not do so if the same were valid) or give rise to a liability to pay compensation pursuant to the Patents Act 1977 sections 40 and 41.

18.2	Neither the Seller nor the Companies require and have not been granted any licence in relation to any Intellectual Property other than the licences Disclosed in the Disclosure Letter.

18.3	No right has been granted to any person to do anything which would or might otherwise infringe any of the Intellectual Property Rights.

19.	The IT System

19.1	The IT System:

(a)	is in satisfactory operating order and fulfilling the purposes for which it was acquired or established in an efficient manner without material failures, downtime or errors;

(b)	has adequate capacity for the present needs of the Business and the Companies and (taking into account the extent to which the computer systems are expandable) reasonably foreseeable future needs;

(c)
on the date of this Agreement, has adequate security, back-up systems, duplication, hardware and software support and maintenance (including emergency cover) and trained personnel to ensure that breaches of security, errors and breakdowns are kept to a minimum and that the availability, confidentiality and integrity of data held or transmitted by the IT System are preserved;

(d)	is under the sole control of the Companies, located at the Premises, not shared with or used by or on behalf of or accessible by any other person and is owned by the Companies; and

(e)	complies with and is used in accordance with the Data Protection Legislation.

19.2
The Companies have not suffered any major failures or bugs in or breakdowns of the IT System (including hardware and/or software) which have resulted in significant or repeated disruption or loss or interruption in or to its use and there is no fact or matter which may be expected to so disrupt or interrupt or affect the use of the IT System on the same basis as presently used following the acquisition by the Purchaser of the Shares and the Business pursuant to this Agreement.

19.3	All software used on or stored or resident in the IT System:

(a)	performs satisfactorily and without any apparent defect;

(b)	is lawfully held and used and does not infringe the copyright or other Intellectual Property of any person and all copies held have been lawfully made; and

(c)
as to the copyright therein, in the case of software written or commissioned by the Seller, is owned exclusively by the Companies and no other person has rights therein or rights to use or copy the software or source codes, and complete written listings and written copies of the source codes for the software are held by the Companies.

19.4
No person is in a position, by virtue of his rights in, knowledge of or access to the IT System or any part of it (including software) to prevent or impair the proper and efficient functioning of the IT System or to demand any payment in excess of any current licence fee or in excess of reasonable remuneration for services rendered, or to impose any onerous condition, in order to preserve the proper and efficient functioning of the IT System in the future.

19.5
The Companies have in force software maintenance agreements and support contracts with an independent specialist contractor, the terms of which are Disclosed, which cover all significant items of hardware and software used in the Business and there is no reason why those contracts will not be renewed by the other contracting party upon their expiry or termination upon terms substantially similar to those now applicable.

20.	Disclosure of Trade Secrets

Neither the Seller nor the Companies have (except in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Purchaser any of its Know-How.

21.	Business Names

21.1	Neither the Seller nor the Companies have at any time used in connection with the Business or carried on the Business under any name other than the Business Name.

22.	Employees

22.1
Particulars of the main terms and conditions of employment of each of the Employees (including, without limitation, the date of commencement of their continuous period of employment, all remuneration, incentives, commissions, bonuses, expenses, profit sharing arrangements and other payments, and other benefits whatsoever payable) and, where an employee has been continuously absent from work for more than one month, the reason for the absence are set out in the Disclosure Letter. None of such Employees has given or received notice terminating their employment.

22.2
There are no contracts of service with Employees (whether or not in writing) which cannot be terminated by three months’ notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) and neither the Seller nor the Companies have given or received notice of resignation from any of the Employees and neither the Seller nor the Companies is aware of any employee who intends to give notice of resignation.

22.3	Save as set out in the Disclosure Letter:

(a)	no person is employed or engaged by the Companies or otherwise in the Business (whether under a contract of service or contract for services);

(b)
there has been no offer of employment or engagement to work for the Companies or otherwise in the Business that has not yet been accepted, or that has been accepted but the relevant employment or engagement has not commenced is outstanding or capable of acceptance by any person;

(c)
there are no terms and conditions of employment in place for any Employee other than the Companies’ written standard terms and conditions of employment, a copy of which is attached to the Disclosure Letter;

(d)
no Employee receives or is entitled (contingently or otherwise) to receive any bonus, commission, variable remuneration, insurance, benefit in kind, motor vehicle for private use or other reward other than wages or salary at a fixed rate; and

(e)
no arrangement has been made with, or facility afforded to, or understanding reached with (whether or not such has been regarded by the Seller or either Company as part of the contract of employment) any Employee.

22.4
Neither the Seller nor the Companies are obliged to increase the total annual remuneration payable to the Employees other than as set out in their terms and conditions of employment, copies of each of which are attached to the Disclosure Letter. Neither the Seller nor the Companies have offered or agreed to increase the present remuneration of, or altered or sought to alter the terms and conditions of employment of any of the Employees and no negotiations in relation to the same are current or likely to be requested by any Employee within a period of 6 months after Completion.

22.5
There is no liability, outstanding or contingent or anticipated, to any Employee or former employee of the Companies or the Business (including in respect of any PAYE, national insurance and/or pension contributions) other than remuneration accrued for the current wage or salary period or for reimbursement of normal business expenses and no Employee or former employee of the Companies or the Business has:

(a)	any claim, outstanding or contingent or anticipated, against the Seller, the Companies or the Business;

(b)
a right to be indemnified by the Seller, the Companies or the Business arising out of an act or omission in the course of their employment or in relation to the termination of that employment on or before the date of this Agreement (whether under the Employment Rights Act 1996, Race Relations Act 1976, Equal Pay Act 1970, Sex Discrimination Act 1975, Sex Discrimination Act 1986, Disability Discrimination Act 1995, Working Time Regulations 1998, National Minimum Wage Act 1998 and the regulations made under such acts or regulations or any other act or otherwise), and, so far as the Seller is aware there are no facts that might give rise to the same.

22.6
All amounts due for payment to Customs in respect of income tax deductible prior to Completion by virtue of the PAYE regulations for the time being in force and all national insurance contributions (both employer’s and employee’s) due in respect of the Employees have been duly paid and there is no outstanding undischarged Liability to pay to any governmental or regulatory authority in any jurisdiction and no contribution, taxation or other impost arising in connection with the employment or engagement of any person in the Business.

22.7	In relation to each of the Employees, the Seller and the Companies have:

(a)
complied with all obligations imposed on them by articles of the Treaty of Rome establishing the European Community, European Commission regulations and directives and all statutes and regulations relevant to the relations between them and the Employees;

(b)	maintained up to date, adequate and suitable records regarding the service of each of the Employees;

(c)
maintained up to date, adequate and suitable records for the purposes of the Working Time Regulations 1998 and have complied with all other obligations to its workers (as defined in section 2 of such regulations) under such regulations and there are no claims capable of, arising or pending or threatened by any Employee or former employee of the Business or the Health and Safety Executive or any local authority, the Environmental Health Department or any trade union or employee representative related to the Working Time Regulations;

(d)	complied with all collective agreements for the time being dealing with such relations or the conditions of service of the Employees; and

(e)	complied with all relevant orders and awards made under any statute affecting the conditions of service of the Employees.

22.8	No amounts due to or in respect of any of the Employees or any former employees of the Business or the Companies are in arrears or unpaid.

22.9	No claim for unfair dismissal has been made against the Seller or the Companies by any former employee in the last 24 months.

22.10
No employment conditions of any Employee and nothing that has occurred prior to the date of this Agreement will give rise to any claim for sex discrimination or equal pay either under domestic or European law or for race discrimination.

22.11
No trade union, works council, staff association or other body representing the Employees is recognised in any way for bargaining, information or consultation purposes and there are no agreements (whether legally binding or not) with any such representative body in relation to the Employees and there is no dispute with any such representative body pending, threatened, or expected.

22.12
There is no plan, scheme, commitment, policy, custom or practice (whether legally binding or not) relating to redundancy affecting any of the Employees which is more generous than statutory redundancy requirements.

22.13
There is no agreement or arrangement between the Seller or the Companies and any of the Employees with respect to their employment, their ceasing to be employed or their retirement which is not included in the written terms of their employment and there is no agreement, arrangement, scheme or obligation for the payment of any pensions, allowances, lump sums or other like benefits on redundancy on retirement or on death or during periods of sickness or disablement for the benefit of any of the Employees or former employees of the Business or for the benefit of dependants of such persons.

22.14
All plans, schemes, commitments, policies, custom or practice for the provision of benefits to the Employees comply in all respects with all relevant statutes, regulations and other laws and all necessary consents in relation to the same have been obtained and all governmental filings in relation to the same have been made.

22.15	All obligations under statute and otherwise concerning the health and safety at work of the Employees have been complied with.

22.16
There is no litigation, arbitration or mediation or administrative or criminal proceedings capable of arising, pending, threatened or expected against the Seller, the Companies or the Business by any Employee or former employee of the Business or the Companies or third party in respect of any accident or injury.

22.17
Save as Disclosed, neither the Seller nor either of the Companies is a party to any consultancy agreements or arrangements (including without limitation any arrangements for the provision of management or other services) or any similar agreement with any person nor to any contract for services to be provided in relation to the Business by any individual as a sub-contractor, outworker or otherwise.

22.18	Neither the Seller nor the Companies have:

(a)	granted any loan or quasi-loan to, entered into any guarantee or credit transaction with; or

(b)	provided any security in connection with any loan, quasi-loan or credit transaction with,

any Employee or any person connected or associated with such a person.

22.19	Within the two years preceding Completion, the Business has not been the subject of a relevant transfer (as defined in the Regulations).

23.	Pensions

Neither the Seller nor either of the Companies has any outstanding or future liabilities whatsoever in connection with any retirement benefits or pension schemes.

24.	Licences and Consents

24.1
The Seller and the Companies have obtained all necessary licences, permissions, authorisations, approvals and consents from any person authority or body required for the proper carrying on of the Business and are not in breach of any of their terms and conditions. There is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, refusal, modification or revocation of any such licences, permissions, authorisations, approvals or consents.

24.2
Complete and accurate details of all of the licences and consents are set out in the Disclosure Letter and the Seller knows of no reason why they should not be capable of being transferred to or obtained by the Purchaser without the need for any special arrangement or expense.

24.3
All reports, returns and information required by law or as a condition of any such licence, consent, permission, authorisation or approval to be made or given to any person or authority in connection with the Business have been given to the appropriate person or authority.

25.	Competition and Trade Regulation Law

25.1
There are no agreements, arrangements or understandings in force restricting the freedom of the Companies or the Business to provide and take services or to otherwise conduct its trade and business by such means and from and to such persons as it may from time to time think fit.

25.2	The Seller is not nor has it ever been party to any agreement, arrangement, concerted practice or course of conduct in relation to the Companies or the Business which:

(a)	is or was notifiable by virtue of the provisions of the Competition Act 1998 (“1998 Act”) or is or has been the subject of any inquiry, investigation or proceeding under the 1998 Act;

(b)
contravenes or has been the subject of any inquiry, investigation, reference or report or was notifiable under the Competition Act 1998, the Enterprise Act 2002 or any secondary legislation made under such acts or has or is intended to have or is likely to have the effect of restricting, distorting or preventing competition in connection with the supply or securing of services in any part of the world;

(c)	contravenes the provisions of the Trade Descriptions Acts 1968 or any secondary legislation made under it;

(d)
infringes any other competition, anti-restrictive trade practice, anti-trust law or legislation applicable in the United Kingdom or elsewhere and not specifically mentioned in this Paragraph 25.2 of this Schedule 3.

26.	Data Protection

26.1
The Seller and the Companies have complied in all respects with the provisions of the Data Protection Legislation as regards its use of information relating to or acquired in connection with the Business and has given relevant registrations and notifications to the UK Information Commissioner in order to collect and process any personal data and other information in its possession or control and has obtained all necessary consents required under the Data Protection Legislation in order to permit the Business to use all information held by it.

26.2	The transfer of data as contemplated by the parties on Completion will not result in the Purchaser being in breach of the Data Protection Legislation.

27.	Compliance with Laws, Litigation and Debts

27.1
The Business has at all times been carried on and is being carried on so that there have been no breaches of any applicable laws, regulations and byelaws in each country in which it is carried on. The Companies have at all times conducted their business in accordance with all applicable laws and regulations.

27.2
Neither the Seller, the Companies nor any person for whose acts or defaults the Seller or the Companies may be vicariously liable is engaged in any litigation or arbitration proceedings as plaintiff or defendant except for debt collection of sums not exceeding an aggregate of £1,000 and there are no such proceedings pending or threatened either by or against the Seller or the Companies affecting the Business and there are no facts or circumstances which are likely to give rise to any litigation or arbitration.

27.3
Neither the Seller nor the Companies are subject to any order or judgement given by any court or governmental or other authority, department, board, body or agency and have not been a party to any undertaking or assurance given to any court or government or other authority, department, board, body or agency which is still in force, nor are there any facts or circumstances likely to give rise to them becoming subject to such an order or judgement or to be a party to any such undertaking or assurance.

27.4	Neither the Seller nor the Companies are party to any factoring agreement.

28.	Information, Research and Documents

28.1	There has been Disclosed in the Disclosure Letter all information and circumstances relating to the Companies and the Business which is or could on reasonable inquiry be known to the Seller and which:

(a)	may be material for a buyer of the Shares and the Business to know; or

(b)	might adversely affect the present or future value of the Companies and the Business; or

(c)	might affect the willingness of the Purchaser to purchase the Shares and the Business or to purchase it for the consideration or upon the terms set out in this Agreement.

28.2	All other written financial information supplied to the Purchaser by or on behalf of the Seller in relation to the Companies and the Business is accurate in all material respects.

Part 2: Tax Warranties

Definitions

1.1	Words used in this Part 2, Schedule 7 shall have the same meanings as they have for the purposes of the Tax Covenant and vice versa.

1.2	Clauses 1.1 to 1.4 of the Tax Covenant shall apply for the purposes of this Schedule 7 Part 2.

1.3
Each of the Tax Warranties in this Schedule shall (unless the context otherwise requires) apply in relation to both of the Companies as if references in the Tax Warranties in this Schedule to “the Company” shall include an additional reference to each of the Companies.

2.	Information and Returns

2.1
The Company has made all returns, claims for relief, applications, computations and assessments and supplied all information and given all notices to HMRC and any other Tax Authority as reasonably requested or required by law within any requisite period and all such returns, claims for relief, applications, computations and assessments and information and notices were and remain correct and accurate in all respects and are not the subject of any dispute and there are no facts or circumstances likely to give rise to or be the subject of any such dispute.

2.2
No action has been taken by the Company in respect of which any consent or clearance from HMRC and/or any other Tax Authority was required except in circumstances where such consent or clearance was validly obtained and where any conditions attaching thereto were met and will, immediately following Completion, continue to be met.

3.	Provision for and Payment of Tax

3.1
The Company has duly and punctually paid all Tax to the extent that the same ought to have been paid and it is not liable nor has it since its incorporation been liable to pay any penalty or interest in connection therewith.

3.2
The Company has maintained sufficient records to enable it to calculate any present or, so far as possible, future liability for Tax of the Company or its entitlement to any deduction, relief or repayment of tax.

3.3	The Company has made no election or arrangement for the payment of Tax by instalments under Section 280 of the TCGA.

3.4
The Company has not received any notice from any Tax Authority, which required or will or may require the Company to withhold Tax from any payment made since the incorporation of the Company or which will or may be made after the date of this Agreement.

3.5
Theprovisions or reserves for Tax in the Accounts (other than deferred tax) are sufficient (on the basis of the rates of Tax current at the date of those accounts) to cover all Tax for which the Company was at the Accounts Date or may after that date become or have become liable on or in respect of or by reference to any profits, gains or income (whether deemed or actual) for any period ended on or before the Accounts Date or in respect of any distribution or transaction made or entered into or deemed to be made or entered into on or before the Accounts Date.

(d)
no assessments to Tax made by any Tax Authority, or any determinations or directions made by any Tax Authority of or in relation to amounts of Tax or relevant to the calculation of tax, in each case in relation to the Company, are subject to appeal or are otherwise not final.

4.	Taxsince Accounts Date

Since the Accounts Date:

4.1.1
the Company has not been involved in any transaction which has given or may give rise to a liability to Tax on the Company (or would have given or might give rise to such a liability but for the availability of any relief);

4.1.2
no payment has been made by the Company which will not be deductible for the purposes of corporation Tax (or any corresponding Tax on profits in any relevant foreign jurisdiction), either in computing the profits of the Company or in computing the corporation Tax or corresponding Tax chargeable on it;

4.1.3
no disposal has taken place or other event occurred which has or may have the effect of crystallising a liability to Tax which, if such disposal or event had been planned or predicted at the Accounts Date, should have been reflected in the provision for deferred Tax contained in the Accounts; and

4.1.4	no event has occurred which has or may have the effect of prejudicing any relief taken into account in computing or eliminating the provision for deferred Tax contained in the Accounts.

5.	PAYE/National Insurance Contributions

5.1
The Company has properly operated the PAYE system deducting Tax as required by law from all payments to or treated as made to or benefits provided for employees, ex-employees or independent contractors of the Company (including, but without limitation, such payments within Chapter 7 ITEPA 2003) and duly accounted to HMRC for Tax so deducted and have complied in all material respects with their reporting obligations to HMRC in connection with any such payments made or benefits provided.

5.2	There has not been nor is there any indication that there will be a PAYE audit on the Company.

5.3	All national insurance contributions due and payable by the Company have been paid.

6.	Groups

6.1
The disclosure letter gives full details of all claims made by the Company to group relief or surrendered to or by the Company to or by any member of the Retained Group which have not been finally agreed or otherwise determined, or where the losses or other amounts to which the claim relates have not been finally agreed or otherwise determined.

6.2
The disclosure letter gives full details of all consents to the surrender of group relief to any member of the Retained Group given or to be given in circumstances where such surrender has not become final.

6.3
The Company has not received any payment in respect of a surrender of group relief or of surplus advance corporation Tax or of a Tax refund which could, in any circumstances, be due to be repaid to any company.

6.4
The Company is not, nor has in the last six years been, party to any Group Payment Arrangement, entered into pursuant to section 36 of the Finance Act 1998, whether as Participating Company or as a Nominated Company (as those terms are defined in the Group Payment Arrangement).

6.5	The Company has not, within the last six years made any election under section 171A or 179A TCGA or paragraph 66 of Schedule 29 to the Finance Act 2002.

7.	Close Company

7.1	Since its incorporation the Company has not:

7.1.1 made any transfers of value within Section 94 of the Inheritance Tax Act 1984;

7.1.2 been close investment-holding Company as defined in Section 13A of the Taxes Act or close company as defined in Section 414 of the Taxes Act; or

7.1.3 done anything so as to give rise to an assessment or any charge to Tax under Section 419 (as extended by Section 422) of the Taxes Act (loans to participators and associates);

7.2	The Company has not issued a relevant discounted security to which Paragraph 18 of Schedule 9 to the Finance Act 1996 (Discounted securities of close company) may apply.

8.	Capital Assets

8.1
No balancing charge in respect of any capital allowances claimed or given would arise if all the assets of the Company were to be realised for a consideration equal to the amount of the book value thereof as shown or included in the Accounts.

8.2
All necessary conditions for all capital allowances (as defined in Section 832(1) of the Taxes Act) claimed by the Company were at all material times satisfied and remain satisfied and the Company has not since its incorporation become liable for any balancing charge.

8.3
The Company has not since its incorporation been subject to any debt or security where the interest payable thereon fell or falls or could on its assignment fall to be treated as a distribution for Tax purposes.

8.4
No chargeable gain or profit (disregarding the effects of any indexation relief available) would arise if any asset of the Company (other than trading stock) were to be realised for a consideration equal to the amount of the book value thereof as shown or included in the Accounts.

8.5
The Company has not been involved in any scheme or affected by any arrangements whereby Section 30 TCGA (tax-free benefits) might be applicable in relation to any disposal by the Company since its incorporation or on any asset of the Company being disposed of after the date hereof.

8.6
The Company has not held at any time since its incorporation any asset where, on the disposal of that asset, the amounts deductible under Section 38 TCGA fall or would fall to be determined by reference to the application of Section 42 TCGA (part disposal of assets) to a previous transaction.

8.7
The Company has not since its incorporation disposed of any asset so that Section 17 TCGA (disposals and acquisitions treated as made at market value) might apply to increase the consideration deemed to be given on such disposal.

8.8	The Company has not since its incorporation held or had any interest in any asset where Section 17 TCGA might apply to reduce the consideration deemed to be given on the acquisition of that asset.

9.	Value shifting

No chargeable gain or allowable loss which might accrue on a disposal by the Company of any asset is likely to be adjusted in accordance with Sections 29-34 TCGA (disposals and acquisition treated as made at market value).

10.	Transfer pricing

The Company is not party to any transactions or arrangements to which the provisions of Section 770A or Schedule 28AA of the Taxes Act apply.

11.	Transactions not at arm’s length

The Company has not disposed of or acquired any asset in such circumstances that the provisions of Section 17 TCGA (disposals and acquisitions treated as made at market value) could apply nor given or agreed to give any consideration to which Section 128(2) TCGA (consideration given or received by holder) could apply and no allowable loss has accrued to the Company to which Section 18 TCGA (transactions between connected parties) will apply.

12.	Tax avoidance

12.1	The Company has not engaged in or been party to any scheme or arrangement in respect of which the main (or one of the main) purpose or purposes is or was the avoidance of tax.

12.2
The Company has not been party to any preordained series of transactions containing one or more steps which have no commercial purpose other than avoiding, deferring or saving Tax or obtaining of a Tax advantage.

13.	Intangible assets

All intangible fixed assets (including goodwill) owned by the Company and treated for Tax purposes as assets falling within Schedule 29 FA 2002 (gains and losses of a company from intangible fixed assets) are disclosed.

14.	Distributions

No distribution within the meaning of Chapter II Part VI of the Taxes Act (matters which are distributions for the purposes of the corporation taxes act) has been made (or will be deemed to have been made) by the Company since its incorporation except dividends shown in the accounts of the Company and the Company is not under any obligation to make any such distribution.

15.	Employee share incentives

15.1
No person has been granted options in a scheme approved under Schedules 3 or 4 ITEPA or options which qualify as enterprise management incentives under Schedule 5 ITEPA or are participants in a share incentive plan approved under Schedule 2 ITEPA in each case by reason of employment with the Company.

15.2
No person has been granted a right to acquire shares or securities which may give rise to a liability in respect of income Tax or national insurance contributions or similar taxes in other jurisdictions on the Company upon the exercise of that right or upon the acquisition of those shares or securities.

15.3
No person has acquired an interest in shares which is only conditional within the meaning of Chapter 2, Part 7 ITEPA as originally enacted (conditional interest in shares) nor acquired shares which are convertible within the meaning of Chapter 3, Part 7 ITEPA as originally enacted (convertible shares) which may give rise to a liability in respect of income or national insurance contributions on the Company under those provisions.

15.4	No person has acquired any employment related securities in the Company (within the meaning of Section 421B ITEPA) to which Part 7 ITEPA applies.

16.	Value Added tax

16.1
For the purposes of this paragraph 16 the expression “VAT legislation” shall include the Value Added Tax Act 1994 and all other enactments in relation to value added Tax and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with HMRC or any concession referred to in the Disclosure Letter.

16.2	The Company:

16.2.1
is registered for the purposes of VAT, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with HMRC;

16.2.2	has complied fully with and observed in all material respects the terms of VAT legislation;

16.2.3
has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation;

16.2.4	obtains credit for all input Tax paid or suffered by it;

16.2.5	is not and has not been treated as a member of a group for the purposes of VAT legislation;

16.2.6	is not required to make payments on account of value added Tax for which it may become liable in a prescribed accounting period pursuant to the Value Added Tax (Payments on Account) Order 1993; and

16.2.7
is not and has not been subject under VAT legislation to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies.

16.3
All VAT, import duty and other taxes or charges payable by the Company upon the supply, acquisition, use or importation of goods or services, and all excise duties payable in respect of any assets (including trading stock) imported or owned by the Company, have been paid in full.

17.	Stamp Duty

17.1
All documents executed by the Company, which are necessary to establish the title of the Company to any asset, have been duly stamped and any applicable stamp duties charged in respect of such documents have been duly accounted for and paid and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

17.2
The Company has complied in all respects with the provisions of Part IV Finance Act 1986 (stamp duty reserve tax) and with any regulations made under the same and the Company will not become liable to pay stamp duty reserve Tax by reference to any agreement which falls within the terms of Section 87(1) of that Act and is entered into after the incorporation of the Company.

18.	International

The Company is and has at all times been resident in the United Kingdom for Tax purposes and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). The Company is not subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

19.	Duties

All value added tax, import and other taxes or charges payable to any Tax Authority upon the importation of goods and all excise duties payable to any Tax Authority in respect of any asset (including trading stock) imported, owned or used by the Company have been paid in full.

20.	Withdrawal of Reliefs after Completion

No relief has been claimed by and/or given to the Company, or taken into account in determining or eliminating any provision for Tax or deferred Tax in the Accounts, which could or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of the sale of the Shares under this Agreement or any other event or circumstance occurring or arising at any time after the incorporation of the Company.

21.	Continuing Commitments

All sums payable under any obligation incurred by the Company prior to Completion and which will continue to bind the Company after Completion have been and will continue to be deductible for the purposes of corporation Tax (or any corresponding Tax on profits in any relevant foreign jurisdiction), either in computing the profits of the Company or in computing the corporation Tax or corresponding Tax chargeable on it.

22.	Disputes, investigations

The Company is not involved in any current dispute with any Tax Authority nor is it or has it in the last six years been the subject of any investigation, enquiry, audit or non-routine visit by any Tax Authority. So far as the Sellers are aware in relation to the Company there is no planned investigation, enquiry, audit or non-routine visit by any Tax Authority and there are no facts which might cause such an investigation, enquiry, audit or non-routine visit to be instituted.

23.	Penalties, interest

Within the past six years, neither the Company nor any director or officer of any of the Company (in his capacity as such) has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay to any Tax Authority, any penalty, fine, surcharge or interest in respect of Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax Authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment).

24.	Special arrangements

No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the Company’s affairs.

SCHEDULE 4
Terms and conditions of Consideration Shares

The parties to this Agreement agree that any Consideration Shares issued in accordance with the terms of this Agreement will be issued on the following terms:

1.
During the period beginning on the date of this Agreement and ending on the date that is 18 months after the date the Company receives notification by the Securities and Exchange Commission that the registration statement required to be filed by the Company pursuant to that certain Registration Rights Agreement between the Company and the investors of the Company’s private placement offering on June 30, 2007 (the “Registration Statement”), will not be reviewed or is no longer subject to further review and comments (the “Lock-Up Period”), the Seller will not: (1) sell, transfer, assign, pledge or hypothecate any Consideration Shares (“Covered Securities”), unless it is to an individual, entity or charity that agrees to be subject to the terms and conditions of this Schedule or (2) subject the Covered Securities to any hedging, short sale, derivative, put, or call transactions that would result in the effective economic disposition of the Covered Securities by any person (the “Lock-Up”).

2.	Notwithstanding paragraph 1 above:

(a)
the Lock-Up shall not apply during the period that the sales price per share of common stock is at least $15.00, provided that such period is after the Registration Statement has been declared effective by the Securities and Exchange Commission and shares of the Company’s common stock is listed on the Nasdaq Stock Market or the American Stock Exchange; and

(b)	the Lock-Up shall not apply in connection with transactions where the transferee agrees to be bound by the terms of this Schedule.

3.
The obligations of Seller set out in this Schedule also apply to: (i) all Covered Securities that the Seller may receive as a stock dividend or other distribution on the Covered Securities; and (ii) all other securities of the Purchaser that the Seller may receive in a recapitalisation or similar transaction in exchange for Covered Securities acquired by the undersigned.

4.	The Purchaser may enforce the priority security interest referred to in clause 12.2 of this Agreement by a arranging for a purchase or placing of the Consideration Shares.

5.
The Seller consents to the entry of stop transfer instructions with the Purchaser’s transfer agent and registrar against the transfer of the Covered Securities except in compliance with the preceding provisions of this Schedule. The Seller also consents to the placement of a legend on any and all stock certificates that evidence the Covered Securities which are the subject of this Schedule.

SCHEDULE 5
Completion Documents

At Completion, the Seller:

1.	shall deliver to the Purchaser at the Premises (or such other place as may be agreed) such of the Business Assets as are capable of being transferred by delivery;

2.	cause to be delivered or (if so requested by the Purchaser) made available to the Purchaser:

(a)	the Business Information;

(b)	the originals (or where originals are not available, copies) of (i) all contracts to which either of the Companies is a party; and (ii) each of the BEI Contracts;

(c)	all documents of title, certificates, deeds, licences, agreements and other documents held by the Seller relating to the Intellectual Property Rights;

(d)	a duly executed Deed of Release;

(e)	a duly executed IP Assignment;

3.
shall deliver to the Purchaser transfers of the Shares duly executed by the registered holder thereof in favour of the Purchaser together with the definitive certificates in respect thereof in the names of such registered holders (or where such certificates have been destroyed or lost, an indemnity in a form agreed by the Purchaser);

4.
shall deliver to the Purchaser the original of any power of attorney under which this Agreement or any document referred to in this Agreement is executed on behalf of the Seller and such other evidence as the Purchaser may require of the authority of any person executing on behalf of the Seller;

5.
shall deliver to the Purchaser such waivers, consents or documents which may be required by the Purchaser to vest in the Purchaser the full beneficial ownership of the Shares and enable the Purchaser to procure them to be registered in the name of the Purchaser or its nominees;

6.
shall deliver to the Purchaser the certificate of incorporation, any certificate of incorporation on change of name, common seal (which failing a certificate in the Agreed Form from the Seller certifying that there is no common seal), statutory registers and minute and other record books (fully written up to the time immediately prior to Completion) and share certificate books of the Companies together with all unused forms of share certificates of the Companies;

7.
shall deliver to the Purchaser a statement from each bank at which the Companies maintain an account of the amount standing to the credit or debit of all accounts of the Companies as at close of business on the last business day prior to the Completion Date together with the cash book balances of the Companies at Completion and statements reconciling such cash book balances and relevant cheque books with the balances on each such bank account;

8.	shall deliver to the Purchaser copies of all bank mandates of the Companies;

9.
shall deliver to the Purchaser a certified copy of a board resolution of the Purchaser authorising the execution of this Agreement by the Purchaser together with the performance of its obligations hereunder; and

10.
shall deliver to the Purchaser a certified copy of a resignation letter in the Agreed Form from the company secretary of each Company and AG and DOD in respect of their respective positions as director of each of MMAP and MMAD.

SCHEDULE 6
Reference Accounts

BALANCE SHEET MIXED MARTIAL ARTS PROMOTIONS LIMITED

EQUITY AND LIABILITIES
Capital and Reserves

Share Capital
Share Capital	1000
Increased share capital	205314.82	206314.82
Retained Income
Retained Income/(Loss)	-519718.28
Net Profit/Loss this year	-1090942.85	-1610661.13	-1404346.31
Shareholders Loan
Loan - Integrated Technologies & Systems	1291717.14
Loan - A Geer	89297.5
Loan - Other	650	1381664.64

Minority Interest
Non-current Liabilities

Long Term Liabilities			1381664.64

		-22681.67
Current Liabilities
Provision for Bad Debts		80770.5
Lloyds Bank Current Account		150626.68
Accruals		37218.48	268615.66
Total Equity and Liabilities		245933.99

ASSETS
Non-current Assets

Fixed Assets
Motor Vehicles - Net Value	22637.22
Other Fixed Assets - Net Value	5000	27637.22	27637.22
Current Assets
Customer Control Account		82440.96
Supplier Control Account		47218.48
VAT Control Account		88637.33	218296.77
Total Assets		245933.99

SCHEDULE 7
Tax Covenant

1.	INTERPRETATION

1.1	In this Schedule, the following definitions shall have the following meanings:

“Costs”	means obligations, liabilities, losses, damages, costs (including legal costs) and expenses (including Tax) in each case of any nature whatsoever;

“Event”
includes (without limitation) the death or the winding up or dissolution of any person, and any act, transaction or omission whatsoever, and any reference to an event occurring on or before a particular date shall include events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date;

“paymentfor group relief”
means any payment in respect of the surrender of any loss or other relief (including without limitation any Tax, Tax refund or credit) or in respect of any reallocation of any gain, loss, disposal or other matter for any Tax purpose;

“Purchaser’s Group”
means the Purchaser and any other company or companies which either are or become after Completion, or have within the six years ending at Completion been, treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose;

“Purchaser’s relief”	means:

(a)
any relief arising to either Company in respect of an Event occurring or period ending on or before Completion which was taken into account in computing the provision for deferred Tax in the Accounts or the Reference Accounts and/or in eliminating such provision, or was included as an asset or otherwise taken into account in the Accounts or the Reference Accounts;

(b)
any relief arising to either Company in respect of an Event occurring or period ending after Completion or arising in the ordinary course of business to either Company in respect of an event occurring or period commencing after the Accounts Date; and

(c)	any relief arising to any member of the Purchaser’s Group (other than the Companies);

“relief”
includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any repayment of or saving of Tax (including any repayment supplement or interest in respect of Tax), and:

(a)	any reference to the use or set off of relief shall be construed accordingly and shall include use or set off in part; and

(b)	any reference to the loss of a relief shall include the absence, non-existence or cancellation of any such relief, or to such relief being available only in a reduced amount;

“Retained Group”
means the Seller and any other company or companies (other than the Companies) which either are or become after Completion, or have within the six years ending at Completion been, treated as members of the same group as, or otherwise connected or associated in any way with, the Seller for any Tax purpose;

“Tax”
includes (without limitation) corporation tax, advance corporation tax, income tax (including income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, inheritance tax, value added tax, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax, duties of customs and excise, petroleum revenue tax, rates, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, and personal property, and all levies, imposts, duties, charges or withholdings in the nature of Taxation, and any payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of any of them is recoverable from any other person;

“Tax Authority”	means any Taxing or other Authority (whether within or outside the United Kingdom) competent to impose any Tax Liability;

“Tax Claim”	means:

(a)	the issue of any notice, demand, assessment, letter or other document by or on behalf of any Tax Authority or the imposition of any withholding of or on account of Tax; or

(b)	the preparation or submission of any notice, return, assessment, letter or other document by the Purchaser, either Company or any other person,

from which it appears that a Tax Liability has been incurred by or will be imposed on either Company;

“Tax Liability”	means both a liability of either Company to make or suffer an actual payment of Tax (or an amount in respect of Tax) and also:

(a)	the loss of any relief falling within paragraph (a) of the definition of Purchaser’s relief; and

(b)
the use or set off of any Purchaser’s relief in circumstances where, but for such use or set off, either Company or would have had an actual Tax Liability in respect of which the Purchaser would have been able to make a claim against the Seller under this Schedule, and, where paragraph (a) or (b) above applies, the amount that is to be treated for the purposes of this Schedule as a Tax Liability of the relevant Company shall be determined as follows:

(i)
where the relief that is the subject of the loss or which is used or set off as mentioned in those paragraphs is a deduction from or offset against Tax, the Tax Liability shall be the amount of that relief so lost, used or set off;

(ii)
where the relief that is the subject of the loss or which is used or set off as mentioned in those paragraphs is a deduction from or offset against income, profits or gains, the Tax Liability shall be, in the case of a relief which is used or set off, the amount of Tax saved thereby and, in the case of a relief which is lost, the amount of Tax which but for such loss would have been saved by virtue of the relief so lost, ignoring for this purpose the effect of reliefs (other than deductions in computing profits for the purpose of Tax) arising in respect of an Event occurring or period ending after Completion; and

(iii)
where the relief that is the subject of the loss or setting off is a repayment of Tax, the Tax Liability shall be the amount of the repayment that would have been obtained but for the loss, use or setting off;

“Taxes Act”	means the Income and Corporation Taxes Act 1988.

1.2
Any reference to income, profits or gains earned, accrued or received on or before a particular date or in respect of a particular period shall include income, profits or gains which for Tax purposes are deemed to have been or are treated or regarded as earned, accrued or received on or before that date or in respect of that period.

1.3	Any reference to an Event occurring on or before Completion shall be deemed to include a series or combination of Events the first of which occurred on or before Completion.

1.4	Persons shall be treated as connected for the purposes of this Schedule if they are connected within the meaning of section 839 of the Taxes Act.

1.5
Any stamp duty which is charged or chargeable on any document executed prior to Completion which is necessary to establish the title of either Company to any asset or in the enforcement or production of which either Company is interested shall be deemed, together with any interest, fines or penalties relating to such stamp duty, to be a liability of the relevant Company to make an actual payment of Tax.

1.6	The rule known as the ejusdem generis rule shall not apply and accordingly:

(a)	general words shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(b)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.7	In this Schedule, unless the context otherwise requires:

(a)	references to persons include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b)	the headings are inserted for convenience only and do not affect the construction of this Schedule;

(c)	references to one gender include all genders;

(d)	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted;

(e)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept is, in respect of any jurisdiction other than England, deemed to include the legal concept or term which most nearly approximates in that jurisdiction to the English legal term.

1.8
All payments made by the Seller to the Purchaser or by the Purchaser to the Seller under this Schedule, other than payments of interest, shall so far as possible be made by way of adjustment to the consideration for the sale of the Shares.

2.	COVENANT TO PAY

2.1	The Seller hereby covenants with the Purchaser (for itself and as trustee for its successors in title) to pay to the Purchaser an amount equivalent to:

(a)	any Tax Liability arising in respect of, by reference to or in consequence of:

(i)	any income, profits or gains earned, accrued or received on or before Completion; and

(ii)	any Event which occurs or occurred on or before Completion; and

(iii)	any Tax Liability which is properly attributable to any member of the Retained Group; and

(iv)	any liability to:

(A)	make to any member of the Retained Group any payment for group relief; or

(B)	repay to any member of the Retained Group the whole or any part of any payment for group relief previously received,

in each case pursuant to any agreement or arrangement entered into by either Company on or before Completion; and

2.2
any Costs reasonably and properly suffered or incurred by either Company as a result of, or in connection with, any claim being made against either Company in respect of or relating to Tax under the terms of any agreement for the sale and purchase of shares or a business or part of a business entered into by either Company prior to Completion; and

2.3
any Tax Liability which comprises a liability to income tax or employee or employer’s national insurance contributions arising in respect of, by reference to or in consequence of the payment of the Consideration; and

2.4	any Tax Liability arising in respect of, by reference to or in consequence of the Zuffa Claims.

3.	EXCLUSIONS

The covenant contained in paragraph 2.1 shall not cover any Tax Liability to the extent that:

(a)	specific provision in respect of that Tax Liability has been made in the Accounts, or the Tax Liability was paid or discharged before Completion; or

(b)
the Tax Liability arises or is increased as a result only of any increase in rates of Tax which is announced and comes into force after Completion with retrospective effect or of any change in law which is announced and comes into force after Completion with retrospective effect; or

(c)
the Tax Liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by either Company at any time after Completion, except that this exclusion shall not apply where any such transaction, action or omission:

(i)	is carried out or effected pursuant to a legally binding commitment created on or before Completion, or which for some other reason could not reasonably have been avoided;

(ii)	is carried out or effected in the ordinary course of business; or

(iii)
(without prejudice to paragraphs 3(c)(i) and 3(c)(ii)) is carried out in circumstances where the Purchaser did not know and (on the basis of the information actually supplied in writing by the Seller to the Purchaser prior to Completion) could not reasonably be expected to know it would or might give rise to the Tax Liability in question.

4.	COSTS AND EXPENSES

The covenant contained in this Schedule shall extend to all costs and expenses incurred by the Purchaser or the relevant Company in connection with a claim under this Schedule or in connection with the subject matter of any such claim, including in connection with any action taken as referred to in paragraph 7 and any satisfaction or settlement of a Tax Liability in accordance with that paragraph.

5.	WITHHOLDINGS/DEDUCTIONS FROM COVENANT PAYMENTS

5.1	All sums payable by the Seller under this Schedule shall be paid without set-off or counterclaim.

5.2
All sums payable by the Seller under this Schedule shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Seller shall pay such additional amount as shall be required to ensure that the net amount received by the Purchaser under this Schedule will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

6.	TAX ON COVENANT PAYMENTS

6.1
If any Tax Authority brings into charge to Tax any sum paid to the Purchaser under this Schedule (including in circumstances where any relief is available in respect of such charge to Tax), then the Seller shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for such relief), is equal to the amount that would otherwise be payable under this Schedule.

6.2
Paragraph 6.1 shall apply in respect of any amount deducted or withheld as contemplated by paragraph 5.2 as it applies to sums paid to the Purchaser, save to the extent that in computing the Tax chargeable the Purchaser is able to obtain a credit for the amount deducted or withheld.

7.	NOTIFICATION OF CLAIMS AND CONDUCT OF DISPUTES

7.1
If the Purchaser becomes aware of any Tax Claim relevant for the purposes of this Schedule, the Purchaser shall give, or shall procure that notice of that Tax Claim is given, to the Seller as soon as reasonably practicable and shall conduct the defence of any such Tax Claim and the Seller shall for these purposes indemnify and secure the Purchaser and the Companies on demand against all reasonable out of pocket costs and expenses including those of its legal advisers incurred in respect of the defence of such Tax Claim.

7.2	The Seller and JF acknowledge that they are already aware of the Zuffa Claims and that no notice is required to be given by the Purchaser pursuant to clause 7.1 in relation to the Zuffa Claims.

8.	DUE DATE OF PAYMENT AND INTEREST

8.1
Where a claim under this Schedule relates to a liability to make or suffer an actual payment or increased payment of Tax or an amount in respect thereof or where either Company is under a liability to make a payment of the type referred to in paragraph 2.3 above (in this paragraph referred to as a group relief payment), the Seller shall pay to the Purchaser the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business Days after demand is made therefor under this Schedule and the fifth Business Day prior to:

(a)
in the case of Tax in respect of which there is no provision for payment by instalments, the latest date on which the Tax in question can be paid to the relevant Tax Authority in order to avoid a liability to interest or penalties accruing;

(b)
in the case of Tax in respect of which there is provision for payment by instalments, each date on which an instalment of such Tax becomes payable (and so that on each such date an appropriate proportion of the amount claimed shall be paid, such proportion to be notified by the Purchaser to the Seller at least five Business Days prior to each such date); or

(c)	in the case of a group relief payment, the date on which that group relief payment is payable to the person demanding the same.

Provided that, if the date on which Tax to which this paragraph applies can be recovered is deferred following application to the appropriate authority and the Seller indemnifies and secures the Purchaser and the relevant Company to the Purchaser’s reasonable satisfaction in accordance with paragraph 7.1, the date for payment by the Seller shall be the earlier of the date on which the Tax becomes recoverable by the relevant Tax Authority (notwithstanding any initial deferral) and such date when the amount of Tax is finally and conclusively determined. For this purpose, an amount of Tax shall be deemed to be finally determined when, in respect of such amount, an agreement under section 54 of the Taxes Management Act 1970 or any legislative provision corresponding to that section is made, or a decision of a court or tribunal is given or any binding agreement or determination is made from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

8.2
Where a claim under this Schedule relates to the loss or set off of a repayment of Tax, the Seller shall pay to the Purchaser the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business Days after demand is made therefor under this Schedule and the date when such repayment would have been due were it not for such loss or setting off.

8.3
Where a claim under this Schedule relates to the loss, use or set off of any relief other than a repayment of Tax, the Seller shall pay to the Purchaser the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business Days after demand is made therefor under this Schedule, and:

(a)
in the case of a relief which is used or set off, the date or dates referred to in paragraph 8.1(a) or 8.1(b) that would have applied to the Tax saved by the use or set off of the relief if that Tax had been payable; or

(b)
in the case of a relief which is lost, the date or dates referred to in paragraph 8.1(a) or 8.1(b) that apply to the Tax which but for such loss would have been saved by virtue of such relief, ignoring for this purpose the effect of reliefs (other than deductions in computing profits for the purposes of Tax) arising in respect of an Event occurring or period ending after Completion.

8.4
Where a claim under this Schedule relates to Costs of the type referred to in paragraph 2.4 above, the Seller shall pay to the Purchaser the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business Days after demand is made therefor under this Schedule and the fifth Business Day prior to the date when the relevant Company becomes liable to pay or incur such Costs under the relevant sale and purchase agreement.

8.5
Paragraphs 8.1, 8.2, 8.3 and 8.4 shall apply to any additional amount payable under paragraphs 4, 5 and 6 so that such amount shall be paid on the later of the date ten Business Days after demand is made therefor by or on behalf of the claimant and such other date or dates determined under paragraphs 8.1, 8.2, 8.3 and 8.4 in relation to the Tax, relief or Costs to which the claim under paragraph 2 in respect of which such additional amount is due, relates.

8.6
Any sum not paid by the Seller on the due date for payment specified in this paragraph 8 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 4 per cent. per annum over the base rate of Barclays Bank Plc. (or in the absence of such rate at such similar rate as the Purchaser shall select) from the due date to and including the day of actual payment of such sum, compounded quarterly. Such interest shall be paid on the demand of the Purchaser.

9.	RECOVERY FROM THIRD PARTIES

9.1
If any payment is made by the Seller under this Schedule in full discharge of a liability which arises under this Schedule in respect of a Tax Liability and the Purchaser or either Company subsequently receives from any person other than the Purchaser or the relevant Company or any person connected with any of them a payment or relief in respect of the Tax Liability in question (which payment or relief is received by virtue of a legal right), the Purchaser shall pay to the Seller an amount equal to the amount received or the amount that the Purchaser or the relevant Company will save by virtue of the receipt of the relief (less the amount of all costs and expenses in obtaining such payment or relief, and net of any Tax payable on the amount received) to the extent that the payment to the Seller does not exceed the payment originally made by the Seller (net of any Tax suffered thereon), and to the extent that the right to such payment or relief is not prejudiced thereby.

9.2
Where the Purchaser or the relevant Company receives a relief as referred to in paragraph 9.1, a payment shall not be made to the Seller before the date on which the Tax that would have been payable but for the relief would have become recoverable by the appropriate Tax Authority, and shall not be made to the extent that, but for the use of such relief, the relevant Company would have had an actual Tax Liability in respect of which the Purchaser would have been able to make a claim against the Seller under this Schedule.

10.	SECONDARY LIABILITIES

10.1
The Seller covenants with the Purchaser to pay to the Purchaser an amount equivalent to any Tax or any amount on account of Tax which the relevant Company, or any other member of the Purchaser’s Group, is required to pay as a result of a failure by any member of the Retained Group to discharge that Tax.

10.2
The Purchaser covenants with the Seller to pay to the Seller an amount equivalent to any Tax or any amount on account of Tax which any member of the Retained Group is required to pay as a result of a failure by the relevant Company, or any other member of the Purchaser’s Group, to discharge that Tax.

10.3	The covenants contained in paragraphs 10.1 and 10.2 shall:

(a)	extend to any costs incurred in connection with such Tax or a claim under paragraph 10.1 or 10.2 as the case may be

(b)
(in the case of paragraph 10.2) not apply to Tax to the extent that the Purchaser could claim payment in respect of it under paragraph 2, except to the extent a payment has been made pursuant to paragraph 2 and the Tax to which it relates was not paid by the relevant Company;

(c)
not apply to Tax to the extent it has been recovered under any relevant statutory provision (and the Purchaser or the Seller as the case may be shall procure that no such recovery is sought to the extent that payment is made hereunder); and

(d)	not apply to Tax to the extent that a contribution is or has been made in respect of it pursuant to the group payment arrangement referred to in paragraph 11.13.

10.4
Paragraph 8 (due date for payment) shall apply to the covenants contained in paragraphs 10.1 and 10.2 as they apply to the covenants contained in paragraph 2, replacing references to the Seller by the Purchaser (and vice versa) where appropriate, and making any other necessary modifications.

11.	MANAGEMENT OF PRE-COMPLETION TAX AFFAIRS

Interpretation

11.1	In this paragraph 11 and in paragraph 12:

“accounting period”	means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of Tax, are measured or determined;

“pre-Completion Tax affairs”	means the Tax affairs of each Company and for which the Seller is responsible under this paragraph 11;

“Tax documents”	means the Tax returns, claims and other documents which the Seller is required to prepare on behalf of each Company under paragraph 11.2(a) and 11.2(b);

“Tax return”
means any return required to be made to any Tax Authority of income, profits or gains or of any other amounts or information relevant for the purposes of Tax, including any related accounts, computations and attachments; and

“time limit”
means the latest date on which a Tax document can be executed or delivered to a relevant Tax Authority either without incurring interest or a penalty, or in order to ensure that such Tax document is effective.

Rights and Obligations of the Seller

11.2
Subject to and in accordance with the provisions of this paragraph the Seller or its duly authorised agents shall, in respect of all accounting periods ending on or before Completion, and at its own cost:

(a)	prepare the Tax returns of each Company;

(b)	(subject to paragraph 13) prepare on behalf of each Company all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax; and

(c)
(subject to paragraph 7) deal with all matters relating to Tax which concern or affect each Company, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any Tax documents.

11.3
Except with the Purchaser’s written consent, the Seller shall not, and shall procure that its duly authorised agents do not, prepare any Tax document (or any similar document relating to the Tax affairs of the Seller or any company under its control) which comprises or includes a claim, election, surrender, disclaimer, notice or consent, or withdraw any such item unless the making, giving or withdrawal of it (as the case may be) either has been taken into account in preparing the Accounts and the Reference Accounts, or could not have any adverse effect on the liability to Tax of the relevant Company.

11.4
The Seller or its duly authorised agents shall deliver all Tax documents to the Purchaser for authorisation, signing and submission to the relevant Tax Authority. If a time limit applies in relation to any Tax document, the Seller shall ensure that the Purchaser receives the Tax document no later than 10 Business Days before the expiry of the time limit.

11.5
If the Seller or its duly authorised agent fails to deliver a Tax document to which a time limit applies to the Purchaser within the period specified in paragraph 11.4, and such Tax document is a Tax return or is otherwise material to the Tax position of the relevant Company:

(a)	the Seller shall notify the Purchaser of such failure as soon as is practicable;

(b)	the Purchaser shall be permitted to arrange for the preparation and submission of the Tax document (but shall not be liable for any failure to do so); and

(c)	(for the avoidance of doubt) paragraph 2.1(c) shall apply in respect of such failure.

11.6	The Seller shall procure that:

(a)	the Purchaser is kept fully informed of the progress of all matters relating to the pre-Completion Tax affairs;

(b)	the Purchaser promptly receives copies of all written correspondence with any Tax Authority insofar as it is relevant to the pre-Completion Tax affairs;

(c)	no Tax document is submitted to any Tax Authority which is not, so far as the Seller is aware, complete, true and accurate in all respects, and not misleading; and

(d)
no Material Correspondence is submitted to, or any Material Agreement reached with, any Tax Authority without the prior approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

For the purposes of sub-paragraph 11.6(d) above, Material Correspondence and Material Agreements are Tax documents, other correspondence and agreements which the Seller considers or ought reasonably to consider may be of material importance to the Purchaser as regards either the future relationship with the Tax Authority concerned, or the future liability to Tax, of the Purchaser or the relevant Company.

11.7
The Seller agrees to devote reasonable resources to dealing with pre-Completion Tax affairs, and shall use reasonable endeavours to ensure that they are finalised as soon as reasonably practicable. Following such date the Seller and its agents shall cease to be responsible for, or to have power or authority to deal with, pre-Completion Tax affairs on behalf of the Companies but shall pay to the Purchaser the amount of any reasonable costs and expenses thereafter incurred in conducting such affairs.

Obligations of the Purchaser

11.8	The Purchaser shall procure that:

(a)
the Seller and its duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records of the Companies and such other assistance as it or they reasonably require to enable the Seller to discharge its obligations under paragraph 11.2 and to enable the Seller and any member of the Retained Group to comply with its own Tax obligations; and

(b)	the Seller is sent a copy of any communication from any Tax Authority insofar as it relates to the pre-Completion Tax affairs.

11.9
The Purchaser shall (subject to paragraph 11.10 below and to compliance by the Seller with the other provisions of this paragraph 11) be obliged to procure that each Company shall cause any Tax document delivered to it under paragraph 11.4 to be authorised, signed and submitted to the appropriate Tax Authority.

Rights of the Purchaser

11.10
The Purchaser shall be under no obligation to procure the authorisation, signing, or submission to a Tax Authority of any Tax document delivered to it under paragraph 11.4 which it considers in its reasonable opinion to be false, misleading, incomplete or inaccurate in any respect, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on the Seller and its agents.

11.11	If the Purchaser considers in its reasonable opinion that:

(a)
any Tax document prepared by or on behalf of the Seller pursuant to paragraph 11.2 is false, misleading, incomplete or inaccurate in any material respect (otherwise than as a result of the non-disclosure of information by the Purchaser or either Company to the Seller); or

(b)	the way in which the Seller or its duly authorised agents are conducting or are proposing to conduct the pre-Completion Tax affairs is improper or negligent or is likely to:

(i)	involve unreasonable delay in reaching agreement with a relevant Tax Authority; or

(ii)	prejudice the future relationship with the Tax Authority of the Purchaser or either Company,

then, without prejudice to any rights or remedies available to the Purchaser under this Schedule, the Purchaser shall be entitled to serve notice on the Seller terminating its authority to deal with pre-Completion Tax affairs, whereupon the provisions of paragraph 11.7 shall apply as if the date referred to in that paragraph had passed.

12.	CONDUCT OF OTHER TAX AFFAIRS

12.1
The Purchaser or its duly authorised agents shall have sole conduct of all Tax affairs of the Companies which are not pre-Completion Tax affairs and shall be entitled to deal with such Tax affairs in any way in which it, in its absolute discretion, considers fit.

12.2
In respect of any accounting period commencing prior to Completion and ending after Completion (the “Straddle Period”) the Purchaser shall procure that the Tax returns of each Company shall be prepared on a basis which is consistent with the manner in which the Tax returns of each Company were prepared for all accounting periods ending prior to Completion.

12.3	The Seller shall provide such assistance as the Purchaser shall reasonably request in preparing all Tax returns relating to the Straddle Period.

SCHEDULE 8
Definitions and Interpretation

1.	In this Agreement, including the Background and Schedules, the following words and expressions shall have the words and meanings given in Schedule

“Accounts”	means the audited annual accounts of the Companies for the financial year ended on the Accounts Date;
“Accounts Date”	means 31 December 2006;
“AG”	means Andrew Geer of Gibbet Oak, Appledore Road, Tenterden, Kent. TN30 7DH;
“AG Account”	means the account in the names of A Geer and L Geer held at Barclays Bank plc with account number: 30048216 and sort code: 202542;
“AG Loan”	means an interest-free loan in the sum of £89,297.50 made by AG to MMAP and repayable on demand;
“BEI Contracts”	means all of the contracts relating to the Business to which the Seller is a party including, but not limited to, all those contracts listed in Schedule 2 of this Agreement;
“Business”
means the mixed martial arts business known as “Cage Rage” as carried on by the Companies at the Effective Date including, but not limited to: (a) recruiting and promoting fighters; (b) promoting and staging mixed martial arts fights; (c) branding and licensing mixed martial arts brands and logos; (d) licensing broadcast rights to mixed martial arts events; (e) advertising and sponsorship sales; and (f) merchandise sales, together with any of these activities which may be carried on by the Seller;

“Business Assets”	means any assets, whether Intellectual Property or otherwise, relating to the Business and not owned by the Companies;
“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for business in the City of London;
“Business Information”
means all information, Know-How, documentation, books and records (on whatever medium stored) relating (wholly or partly) to the Business and/or any products manufactured or sold or services rendered by the Business held by or under the control of the Seller or the Companies including all books of account, and accounting records, documents relating to the management, administration or financial affairs of the Business and the Companies (including any business plans or forecasts, information relating to future business development or planning information relating to any litigation or legal advice) payroll records, income records, tax records, stock and other records, correspondence, promotional materials, lists and other information relating to clients, customers, suppliers, licensors and licensees, documents relating to the sale or marketing of any products manufactured, produced, sold or licensed or services rendered by the Companies or the Business including all sales, marketing and promotional information or documents (including any targets, sales and/or market share statistics, market surveys and reports and research), technical or computer software and hardware manuals and other books and all other documents which relate to the Companies or the Business;

“Business Name”	means any one of “Cage Rage”; “Cage Rage Championships”, “Cage Rage Contenders”, “Ultimate Fighter”, “Ultimate Fighting Championships” and “UFC”;
“Claim”	means a claim by the Purchaser against the Seller for a breach of a Warranty;
“Companies Act”	means the Companies Act 1985, as amended and the Companies Act 2006;;
“Completion”	means the completion of this agreement by the performance of the obligations set out in Clause 5.2 and “Completed” shall be construed accordingly;
“Completion Date”	means the date of Completion
“Confidential Information”
means all information (whether oral or written) acquired by the Seller (whether before or after the date of this Agreement and whether directly or indirectly) which relates to the affairs or business of the Purchaser including all information relating to the affairs of MMAD, MMAP and the Business;

“Consideration”	means the sum of (a) the Initial Consideration; (b) the Share Consideration; and (c) the Deferred Consideration;
“Consideration Shares”	means the shares of US$0.0001 each in the Purchaser that are to be issued in accordance with clause 3 of this Agreement as part of the Consideration and on the terms set out in Schedule 4;
“Customs”	means HM Revenue and Customs;
“Databases”
means collections of data in machine readable form relating to the Business or the Employees including all databases relating to customers, suppliers, contributors, licensors and licensees and/or employees;

“Data Protection Legislation”
means the Data Protection Act 1998 and the Data Protection Act 1984 (to the extent still in force) and any other applicable data protection legislation, regulations and guidance in force from time to time throughout the world as are relevant to the compiling and use of personal data including industry best practice from time to time;

“Deed of Release”	means the deed of release dated on the same day as this Agreement and executed by IT&S, the Seller, AG, JF, MMAP and MMAD;
“Disclosed”
means in respect of any fact, matter or circumstance fully and fairly disclosed to the Purchaser in the Disclosure Letter with sufficient explanation and detail to enable the Purchaser to identify clearly the nature, scope and full implications of the relevant fact, matter or circumstance being disclosed;

“Disclosure Letter”	means the letter of today’s date in the agreed form from the Seller to the Purchaser (together with any attachments) disclosing information;
“DOD”	means David O’Donnell of 126 Hartland Avenue, Sidcup, Kent DA15 7PA;
“Domain Names”
means

cagerage.com
cagerage.co.uk
cagerage.tv
cagerageentertainment.co.uk
cagerageentertainment.com
cageragelimited.co.uk
cageragelimited.com
mmapromotions.com
crc.tv

and any other domain names used in connection with the Business;

“Employees”	means Mohamed Anwar Peersaib, a temporary staff member;
“Encumbrance”
means any claim, charge, mortgage, pledge, trust, security, lien, restriction on transfer, easement, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal, any other security interest of any kind or restrictions on the creation of any of the foregoing;

“Effective Date”	means 21 April 2007;
“Goodwill”
means the goodwill, custom and connection of the Seller in relation to the Business together with the exclusive right for the Purchaser and its successors and assigns to represent themselves as carrying on the Business in succession to the Seller and the exclusive right to use the Business Name and all other trade names associated with the Business;

“HMRC”	means HM Revenue and Customs;
“Intellectual Property”
means any and all intellectual property rights or analogous intangible rights including all patents, patent applications, trade marks, service marks, business names, trade names, Domain Names, logos and get-up, emblems, registered designs, unregistered designs, copyrights (including copyright in any computer programs), rights relating to layout, design graphics, and text, rights relating to look and feel and formulas and rights to any underlying source code and object code, all database rights, software programmes and source codes, topography rights and other forms of intellectual or industrial property (whether or not registered or registerable and for the full period thereof and all extensions and renewals thereof and applications for registration of or otherwise in connection with the foregoing), Know-How, inventions, formulae, confidential or secret processes and information (in each case in any part of the world), unfair competition rights and rights to sue for passing off or past infringements, rights under licences, consents, order, statutes or otherwise in respect of any rights of the nature specified above and rights of the same or similar effect or nature as the foregoing in any jurisdiction;

“Intellectual Property Rights”
means all Intellectual Property owned (legally or beneficially), used or licensed by the Companies or otherwise in relation to the Business, including, but not limited to the names and marks “Cage Rage”, “Cage Rage Championships” and “Cage Rage Contenders”;

“IP Assignment”	means the assignment, in the Agreed Form, from the Seller to the Purchaser of certain Intellectual Property Rights relating to the Business;
“IT System”
means all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by the Companies or by the Seller in relation to the Business;

“IT&S”
means Integrated Technologies and Systems Limited, a company incorporated in the British Virgin Islands with registered number 203811 and with a registered office at Akara Building, 24 De Castro Street, Road Town, Tortola, British Virgin Islands;

“IT&S Loan”	means an interest-free loan made by IT&S to MMAP in the sum of £1,291,717.14 and repayable on demand;
“Know-How”
means all information not publicly known which is owned and/or used by the Seller or the Companies in connection with the Business existing in any form (including paper, electronically stored data, magnetic media, film and microfilm);

“Licences, Permissions and Permits”	means any and all licences, permissions and permits that are required for the carrying out of the Business;
“Marketing Materials”	means all advertising, publishing, promotional and marketing materials relating to, used (or intended for use) by the Seller or its agent(s) in connection with the Business;
“Material Adverse Change”
means any material adverse change in the business, operations, assets, position (financial, trading or otherwise), profits or prospects of the Companies or any event or circumstances that may result in such a material adverse change;

“New Employment Agreements”	means the employment agreements in the agreed form to be entered into between MMAP and each of DOD and AG;
“Non-Tax Claim”	means a Claim which is not a Tax Claim;
“Purchaser’s Bank Account”	means such account in the name of the Purchaser as may be notified by the Purchaser to the Seller from time to time;

“Purchaser’s Group”	means the Purchaser and any subsidiary, holding company or associate of the Purchaser;
“Purchaser’s Solicitors”	means Harbottle & Lewis LLP of Hanover House, 14 Hanover Square, London W1S 1HP;
“Reference Accounts”	means the balance sheet of MMAP as at 31 August 2007 set out in Schedule 6 of this Agreement;
“Regulations”	means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended;
“Restricted Customer”
means any firm, company or other person who, during the period of 12 months ending on the Completion Date, was a client, customer of or in the habit of dealing with the Business or with whom the Business was involved in negotiations with a view to such firm, company or other person becoming a client or customer of the Business;

“Restricted Supplier”
means any firm, company or other person who, during the period of 12 months ending on the Completion Date was a supplier or licensor of goods, services and/or rights to the Business or with whom the Business was involved in negotiations with a view to such firm, company or other person becoming a supplier or licensor of the Business;

“Seller’s Bank Account
means the bank account in the name of Donald C Sider & Associates P.A., PE Trust Account with Sun Trust Bank, South Florida, N.A. 800 S. Federal Highway, Boca Raton, Florida 33486 with account number 0494002024235 and routing and transit no.: 061000104;

“Shares”	means the entire issued share capital of MMAP and MMAD at the date of this Agreement;
“Tax” or “Taxation”	shall have the meaning given in the Tax Covenant;
“Tax Authority”	shall have the meaning given in the Tax Covenant;
“Tax Claim”	means a claim by the Purchaser against the Seller for a breach of the Tax Covenant or the Tax Warranties;
“Tax Covenant”	means the covenant relating to Tax contained in Schedule 7 and in the Agreed Form which will come into force at Completion;
“Tax Warranties”	means the Warranties set out in Part 2 of Schedule 3 and any other Warranty insofar as it relates to Tax and “Tax Warranty” means any one of them; and
“Warranties”	means all of the warranties, representations and undertakings given by the Seller referred to in Clause 10 and set out in Schedule 3 (Parts 1 and 2) and “Warranty” means any one of them; and

2.	In this Agreement, unless otherwise specified, references to:

(a)
any statute or statutory provision are to that statute or statutory provision as from time to time amended, extended, consolidated or re-enacted and any subordinate legislation made under it except insofar as any such amendment, consolidation or re-enactment made after the date of this Agreement would impose any increased or new liability on any party;

(b)	a “person” includes any individual, company, firm, corporation, partnership, joint venture, association, institution or government (whether or not having a separate legal personality);

(c)	a “party” means a party to this Agreement and shall include its assignees and successors in title if and as permitted in accordance with this Agreement;

(d)	background, clauses and schedules are references to the background, clauses and schedules of this Agreement;

(e)	one gender include all genders and references to the singular include the plural and vice versa;

(f)	a document are references to that document as from time to time varied or supplemented;

(g)
a document in the “agreed form” are references to such document in the terms agreed by the parties and for the purposes of identification initialled by each party on or before the date of this Agreement;

(h)	a “subsidiary” or “holding company” shall be construed in accordance with Section 736 of the Companies Act;

(i)	a person being “connected” to another person shall be construed in accordance with Section 346 of the Companies Act;

(j)	a person being an “associate” of another person shall be construed in accordance with Section 435 of the Insolvency Act 1986; and

(k)	“written” or “in writing” includes faxes but not email.

3.	The headings in this Agreement are for guidance only and shall not affect its interpretation.

4.	The use of the term “including”, or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding or following that term.

5.	The Schedules form part of this Agreement and will be of full force and effect as though they were expressly set out in the body of this Agreement.

Executed and delivered as a Deed by duly authorised on behalf of BELGRAVIA ENTERTAINMENT INTERNATIONAL LIMITED	) ) ) ) ) ) )
Authorised signatory

Executed and delivered as a Deed by JOHN FARADAY	) ) ) ) ) ) )

Witnessed by:
Name
Address

Executed and delivered as a Deed by duly authorised on behalf of PROELITE, INC.	) ) ) ) ) ) )
Director
Director